Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

HAAS GROUP INC.,

WESCO AIRCRAFT HOLDINGS, INC.

and

FLYER ACQUISITION CORP.

Dated as of January 30, 2014

i

(continued)

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	-	Stockholder Support Agreement
Exhibit B	-	Escrow Agreement
Exhibit C	-	Letter of Transmittal
Exhibit D	-	Option Cancellation Agreement
Exhibit E	-	Warrant Cancellation Agreement

DISCLOSURE SCHEDULE
SCHEDULE I — FULLY-DILUTED STOCKHOLDERS
SCHEDULE II —WORKING CAPITAL
SCHEDULE III — CERTAIN DIRECTORS AND OFFICERS
SCHEDULE IV — CONTRACTS

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of January 30, 2014, by and among HAAS GROUP INC., a Delaware corporation (the “Company”), WESCO AIRCRAFT HOLDINGS, INC., a Delaware corporation (“Parent”), and FLYER ACQUISITION CORP., a Delaware corporation (“Merger Sub”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company each have (i) determined that the Merger is advisable and fair to, and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, and the board of directors of the Company has resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger;

WHEREAS, promptly following the execution and delivery of this Agreement, Parent and the Company will enter into a consent and stockholder support agreement substantially in the form attached hereto as Exhibit A (the “Stockholder Support Agreement”) with the holders of a majority of the outstanding shares of Common Stock and each series of Preferred Stock pursuant to which such stockholders will agree to vote all of the shares of Common Stock owned by them in favor of the Merger and the adoption of this Agreement by the Company, upon the terms and conditions set forth in the Stockholder Support Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain key employees of the Company are entering into an “at will” employment arrangement with Parent or a Subsidiary thereof, to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“2007 Stock Option Plan” shall mean the 2007 Stock Option Plan of the Company.

“401(k) Plan” shall have the meaning set forth in Section 5.8(f).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists.  For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Alternative Arrangements” shall have the meaning set forth in Section 9.7(g).

“Antitrust Law” shall have the meaning set forth in Section 5.5(b).

“AVIC JV” shall have the meaning set forth in the definition of Joint Venture Entities.

“Benefit Plans” shall have the meaning set forth in Section 3.10(b).

“Board” shall have the meaning set forth in Section 3.3.

“BOI” shall mean the Governor and Company of the Bank of Ireland.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by Law or other action of a Governmental Authority to close.

“Cash” shall mean, without duplication, the aggregate amount of (a) all cash of the Company and its Subsidiaries and (b) cash equivalents, marketable securities and short-term financial instruments of the Company and its Subsidiaries, in each case determined in accordance with GAAP applied on a basis consistent with the methodologies, policies, practices, classifications, estimation techniques, assumptions and principles used in preparing the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2012.

“Certificate” shall mean a stock certificate which immediately prior to the Effective Time represents shares of Common Stock or Preferred Stock.

“Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, and as filed as of the date hereof with the Secretary of State of the State of Delaware.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Claims” shall have the meaning set forth in Section 9.7(k).

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing Date Statement” shall have the meaning set forth in Section 2.13(b).

“Closing Failure Notice” shall have the meaning set forth in Section 8.1(g)

“Closing Indebtedness” means an amount equal to the outstanding Indebtedness of the Company and its Subsidiaries as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Manner” shall mean the most reasonable cost method (from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder) for performing a particular Response Action (or as otherwise required by a Governmental Authority), without changing the use of any real property to a non-industrial or commercial use, to achieve compliance with Environmental Laws or satisfaction of the requirements of any applicable judgment, decree, order or notice of any Governmental Authority, it being understood that such Commercially Reasonable Manner shall include, where appropriate and reasonable, the establishment of risk-based remedial standards based on site-specific risk assessments, the selection of risk-based remedies, institutional or engineering controls or deed restrictions on real property, provided the same do not interfere with the continued operation of the business of the Surviving Corporation and any of its Subsidiaries.

“Common Stock” shall have the meaning set forth in Section 3.2(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Capital Stock” shall mean, collectively, the Company’s Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock and any other shares of capital stock, if any, of the Company.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.7(a).

“Company Related Parties” shall have the meaning set forth in Section 8.4(c).

“Company Related Person” shall have the meaning set forth in Section 3.20.

“Competing Transaction” shall have the meaning set forth in Section 5.3.

“Confidentiality Agreement” shall mean the Letter Agreement, dated as of September 16, 2013, by and between the Company and Carlyle Investment Management L.L.C., relating to the transactions contemplated hereby.

“Consideration Allocation Spreadsheet” shall have the meaning set forth in Section 5.16(a).

“Constituent Documents” shall have the meaning set forth in Section 3.1(a).

“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media to such an extent that any Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Contract” means any legally binding contract, plan, undertaking, understanding, agreement, arrangement, instrument, license, sublicense, consent, lease, sublease, note, mortgage, indenture or other binding commitment, whether written or oral.

“Current Representation” shall have the meaning set forth in Section 5.17(a).

“Debt Financing Commitment” shall have the meaning set forth in Section 4.6.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Releasees” shall mean The Resolute Fund, L.P., The Resolute Fund Singapore PV, L.P., The Resolute Fund Netherlands PV I, L.P., The Resolute Fund Netherlands PV II, L.P., The Resolute Fund NQP, L.P., the Representative and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents in their capacities as such.

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement, as amended, modified or supplemented in accordance with this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 2.8.

“DOJ” shall have the meaning set forth in Section 5.5(b).

“D&O Costs” shall have the meaning set forth in Section 5.10(b).

“D&O Expenses” shall have the meaning set forth in Section 5.10(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 5.10(b).

“D&O Indemnifying Party” shall have the meaning set forth in Section 5.10(b).

“D&O Indemnitee” and “D&O Indemnitees” shall have the meaning set forth in Section 5.10(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employees” shall have the meaning set forth in Section 5.8(a).

“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint, investigation, proceeding or other communication by any Person alleging any violation of, or liability or potential liability under or relating to any Environmental Law.

“Environmental Law” shall mean any Law pertaining to Contamination, Response Actions, or the manufacture, processing, distribution, use, treatment, storage, transport, handling, registration, import or export of any Hazardous Substance, or the protection of human health and safety (with respect to Hazardous Substances) or the environment and any applicable orders, judgments awards, decrees, permits, licenses or other authorizations under such laws, each as in existence on the date hereof.

“Environmental Permits” shall have the meaning set forth in Section 3.13(b)(i).

“Environmental Reports” shall have the meaning set forth in Section 3.14(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning set forth in Section 2.12(c)(vi).

“Escrow Agent” shall mean HSBC Bank USA, a New York banking corporation, or another financial institution designated by the Representative and Parent.

“Escrow Agreement” shall mean the Escrow Agreement, dated the Closing Date among the Representative, on behalf of the Stockholders, the Escrow Agent, and Parent, substantially in the form of Exhibit B hereto.

“Escrow Amount” shall have the meaning set forth in Section 2.12(c)(vi).

“Estimated Cash” shall have the meaning set forth in Section 2.12(b).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.12(b).

“Estimated Merger Consideration” shall have the meaning set forth in Section 2.12(a).

“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.12(b).

“Estimated Transaction Tax Benefits” shall have the meaning set forth in Section 2.13(a).

“Estimated Working Capital” shall have the meaning set forth in Section 2.12(b).

“Expenses” shall have the meaning set forth in Section 8.2.

“Fee Letter” shall have the meaning set forth in Section 4.6.

“Final Cash” shall mean the final determination of Cash as reflected in the Final Closing Date Statement in accordance with Section 2.13(d).

“Final Closing Date Statement” shall have the meaning set forth in Section 2.13(d).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.13(d).

“Final Merger Consideration” shall have the meaning set forth in Section 2.13(a).

“Final Seller Transaction Expenses” shall have the meaning set forth in Section 2.13(d).

“Final Transaction Tax Benefits” shall mean the final determination of Transaction Tax Benefits as reflected in the Final Closing Date Statement in accordance with Section 2.13(d).

“Final Working Capital” shall mean the final determination of Working Capital as reflected in the Final Closing Date Statement in accordance with Section 2.13(d).

“Financial Statements” shall mean the following:

(i)                                     the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2011 and December 31, 2012 (including all notes thereto), which are included in the Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the fiscal years then ended; and

(ii)                                  the unaudited consolidated financial statements of the Company its Subsidiaries as of September 30, 2012 and September 30, 2013, respectively, which are included in the Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of earnings and cash flows for the respective nine-month period then ended.

“Financing” shall have the meaning set forth in Section 4.6.

“Financing Parties” shall have the meaning set forth in Section 8.4(c).

“FineChem Dividend” shall mean the cash dividend not to exceed $3,000,000 (before Taxes) to be distributed to the Company or its applicable Subsidiary by FineChem (Shanghai) Company Ltd. in respect of such Joint Venture Entity’s profits for the years ended on or prior to December 31, 2013 (which dividend shall not, for the avoidance of doubt, exceed the Company’s allocable share of the portion of such profits which may be distributed as dividends under applicable law), net of any Taxes, including Chinese withholding Taxes, (taking into account any foreign tax credits or tax deductions resulting from the payment and receipt of such dividend, to the extent such credits or deductions are actually usable in the Taxable period in which the dividend is paid) and other reasonable and documented out of pocket expenses incurred or to be paid by Parent, the Company and/or any of their respective Subsidiaries in connection with a distribution of such dividend to Parent, the Company and/or any of their respective Subsidiaries.

“FineChem JV” shall have the meaning set forth in the definition of Joint Venture Entities.

“Financing Sources” shall mean the Persons that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Foreign Benefit Plans” shall have the meaning set forth in Section 3.10(f).

“Foreign Corporate Subsidiary” shall have the meaning set forth in Section 5.12(b).

“FTC” shall have the meaning set forth in Section 5.5(b).

“Fully-Diluted Outstanding Stock” shall mean, without duplication, (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Common Stock issuable upon exercise of all Options (whether or not vested or exercisable) that are outstanding immediately prior to the Effective Time, plus (iii) the total number of shares of Common Stock issuable upon exercise of all Warrants that are outstanding immediately prior to the Effective Time.

“Fully-Diluted Stockholder” shall mean each holder of the Fully-Diluted Outstanding Stock (including the issued and outstanding Options and Warrants) who, as of the date hereof, is set forth on Schedule I hereto.

“Fundamental Representations” shall mean the representations and warranties of the Company set forth in Sections 3.1 (Due Incorporation; Subsidiaries), 3.2 (Capitalization), 3.3 (Due Authorization), and 3.18 (Brokers and Finders).

“GAAP” shall mean U.S. generally accepted accounting principles as in effect on the date hereof.

“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the sale of products or the provision of services by the Company or any of its Subsidiaries.

“Government Contract” means any Contract (including any prime contract, subcontract, letter contract, purchase order, task order, delivery order, grant, or cooperative agreement) for the sale of products or the provision of services by the Company or any of its Subsidiaries that is (a) between the Company or any of its Subsidiaries and a Governmental Authority or (b) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Authority.

“Governmental Authority” shall mean any domestic or foreign governmental, regulatory or administrative body, agency, commission, authority, branch of power, court, judicial authority or arbitral tribunal, whether judicial, legislative, executive or administrative, including any national, federal, state, supranational, local or similar governmental authority or Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Harris Williams” shall mean Harris Williams & Co.

“Harris Williams Pay-Off Letter” shall mean a pay-off letter executed by Harris Williams in form and substance reasonably satisfactory to Parent which will provide for payment and discharge of all amounts owed to Harris Williams pursuant to the engagement letter, dated

August 22, 2013, entered into by the Company and Harris Williams in connection with the transactions contemplated hereby.

“Hazardous Substance” shall mean any chemical, mixture, substance, product, pollutant, material or waste, whether solid, liquid or gaseous, that constitutes any one of the following: (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, (iii) is defined, listed, classified, identified or regulated as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar import under any Environmental Law, (iv) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority under any Environmental Law, or (v) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax” means any federal, state, local, or non-U.S. tax measured by or imposed on net income (however denominated), including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” shall mean, without duplication, (i) all indebtedness for borrowed money whether or not reflected on the face of the balance sheet contained in the Financial Statements, including all outstanding principal, (ii) all obligations (contingent or otherwise) under letters of credit or similar instruments (but only to the extent drawn), (iii) all capital lease obligations that are properly classified as liabilities under GAAP, (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments or debt securities, (v) any obligations under any derivative, hedge or swap agreement or other hedging arrangements (valued at the termination value thereof), (vi) all direct or indirect guarantee, support or keep-well obligations in respect of obligations of the kind referred to in clauses (i) through (v) above, (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including, without limitation, accounts and Contract rights) owned by the Company or any of its Subsidiaries, (viii) all accrued and unpaid interest, prepayment penalties or premiums, change of control premiums and other similar amounts payable in respect of any of the foregoing set forth in clauses (i) through (vii) above and (ix) any Net Tax Liabilities; provided that “Indebtedness” shall not include any (a) Indebtedness owing from the Company to any of its Subsidiaries or from a Subsidiary of the Company to the Company or any other Subsidiary of the Company or (b) any obligations for the deferred purchase price of assets, property or services (including any earn-out obligations regardless of when due).

“Indemnification Period” shall have the meaning set forth in Section 9.1.

“indemnitee” shall have the meaning set forth in Section 9.5.

“indemnitor” shall have the meaning set forth in Section 9.5.

“Initial Closing Date Statement” shall have the meaning set forth in Section 2.12(b).

“Insurance Policies” shall have the meaning set forth in Section 3.9.

“Intellectual Property” means all intellectual property of every kind throughout the world, both domestic and foreign, including all: (a) inventions and all improvements thereon, (b) patents, patent applications and patent disclosures; (c) trademarks, service marks, trade names, trade dress, corporate names, logos, domain names, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, and any applications (including intent to use applications), registration and renewals for any of the foregoing; (d) copyrightable works, website content and any copyright applications, registrations and renewals in connection therewith; (e) trade secrets and confidential or proprietary business or technical information; (f) computer software, including all source code and object code versions of computer software (including data and related documentation) (“Software”), (g) all copies and tangible embodiments thereof (in whatever form or medium); and (h) any past, present or future claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing.

“Joint Venture Entities” shall, collectively, mean AVIC Haas Chemical (Tianjin) Co. Ltd., a company duly organized under the laws of the People’s Republic of China (the “AVIC JV”), and Haas FineChem (Shanghai) Company Ltd., a company duly organized under the laws of the People’s Republic of China (the “FineChem JV”).

“Key Customers” shall have the meaning set forth in Section 3.21(b).

“Key Suppliers” shall have the meaning set forth in Section 3.21(a).

“Knowledge of the Company” shall mean the actual knowledge, without independent investigation, of any of Thaddeus J. Fortin, Shireen Greer, James Gutknecht, Todd Renehan, William Bock and Dave Currence.

“Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries, dated as of September 30, 2013, set forth in the Disclosure Schedule.

“Law” or “Laws” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, common law, order, judgment, writ, stipulation, award, injunction, ruling, award, finding or decree of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.17(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.12(d).

“Liabilities” shall have the meaning set forth in Section 3.5(c).

“Lien” shall mean all liens (statutory or otherwise), encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, attachments, options, deeds of trust, title defects, rights of first refusal, first offer or co-sale, easements, rights of way, covenants and encroachments.

“Loss” or “Losses” shall mean any and all losses, liabilities, fines, costs, claims, actions, judgments, damages, awards, settlement amounts and penalties as well as other reasonable and documented costs and expenses paid or incurred in connection with any of the foregoing (including, without limitation, reasonable and documented external attorneys’ fees and expenses, third-party expert or consulting fees and court costs), but not including speculative, punitive or consequential damages; provided, that (a) any consequential damages that are (y) not based on any special circumstances of the party entitled to indemnification and (z) the natural, probable and foreseeable result of the matter that gave rise thereto or for which indemnification is sought hereunder shall constitute Losses hereunder and (b) Losses shall include any speculative, punitive and consequential damages to the extent such damages form part of a third party claim against an indemnified party for which such party is entitled to indemnification hereunder; provided, further, that no amounts constituting an indemnified party’s overhead or internal personnel costs or expenses shall be considered “Losses” for purposes of this Agreement.

“Marketing Period” shall mean the first period of fifteen (15) consecutive calendar days after the date hereof (a) commencing on the earlier of (i) February 14, 2014 and (ii) the date Parent shall have received the Required Information, (b) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.6 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive calendar day period and (c) at the end of which all of the conditions in Article VI are satisfied; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) calendar day period, the auditors shall have withdrawn their audit opinion with respect to any year end audited financial statements of the Company, included in the Required Information, in which case the Marketing Period shall be deemed not to commence until a nationally recognized independent accounting firm has delivered an unqualified audit opinion with respect to such financial statements; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.

“Material Adverse Effect” shall mean any change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect on (x) the business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company, its Subsidiaries and the Joint Venture Entities, taken as a whole, or (y) the ability of the Company to consummate or timely perform the Merger or any of the transactions contemplated thereby; provided, however, that in determining whether there has been a Material Adverse Effect in the case of clause (x) above, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Company and its Subsidiaries, (ii) the taking of any action specifically required by this Agreement or the Related Agreements (other than actions required pursuant to Section 5.2), (iii) except with respect to Section 3.4, the negotiation, entry into, and announcement of this Agreement or pendency of the Merger, including any suit, action or proceeding in connection with the Merger, (iv) the breach of this Agreement or any Related Agreement by Parent or Merger Sub, (v) the taking of any action with the written approval of Parent, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof, (viii) any changes or prospective changes in applicable Laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, and (ix) the failure by the Company or any of its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement; provided, that any disproportionate effect resulting from any change, event or occurrence referred to in clauses (i) or (viii) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change, event or occurrence has a materially disproportionate and adverse effect on the Company and/or its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” shall have the meaning set forth in Section 3.8(a).

“Material IP” shall have the meaning set forth in Section 3.7(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Tax Liabilities” means an amount, which may be positive or negative, equal to the sum of any amounts that would be properly accrued as current liabilities for Income Taxes on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP (other than deferred Income Tax liabilities) reduced by any amounts that would be properly accrued as a current asset for Income Taxes on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP (other than deferred Income Tax assets), in each case, calculated (i) as of 12:01 a.m. Eastern time on the Closing Date and (ii) without regard to any Transaction Tax Deductions.

“Non-Party Affiliates” shall have the meaning set forth in Section 9.4.

“Open Government Contracts” means any Government Contract for which the period of performance by the Company or its applicable Subsidiaries has not expired or for which final payment has not been received.

“Option Cancellation Agreement” shall have the meaning set forth in Section 2.12(d).

“Option Exercise Proceeds” shall mean an amount equal to the aggregate exercise price of all unexercised Options (whether or not then vested or exercisable) immediately prior to the Effective Time.

“Optionholder” and “Optionholders” shall mean each of the holders of the Company’s issued and outstanding Options.

“Options” shall mean the options to purchase shares of Common Stock under the 2007 Stock Option Plan, whether vested or unvested.

“Ownership Percentage” shall mean the percentage set forth opposite each Fully-Diluted Stockholder’s name on Schedule I hereto.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Parent Related Parties” shall have the meaning set forth in Section 8.4(c).

“Paying Agent” shall have the meaning set forth in Section 2.11.

“Paying Agent Agreement” shall have the meaning set forth in Section 2.11.

“Per Option Merger Consideration” shall mean with respect to each Option (whether or not vested or exercisable) immediately prior to the Effective Time, (a) the number of shares of Common Stock for which such Option remains outstanding and unexercised, multiplied by (b) the (i) the Per Share Common Stock Merger Consideration minus (ii) the exercise price per share of such Option.

“Per Share Common Stock Merger Consideration” shall mean, with respect to each share of Common Stock, the per share cash amount determined by dividing (A) the sum of: (i) Estimated Merger Consideration, plus (ii) the Option Exercise Proceeds, plus (iii) the Warrant Proceeds, minus (iv) the Preferred Stock Redemption Amount, minus the (v) Escrow Amount by (B) the Fully-Diluted Outstanding Stock immediately prior to the Effective Time.

“Per Warrant Merger Consideration” shall mean with respect to each Warrant issued and outstanding immediately prior to the Effective Time, (a) the number of shares of Common Stock underlying the applicable Warrant, multiplied by (b) (i) Per Share Common Stock Merger Consideration, minus (ii) the exercise price per share of such Warrant.

“Permits” shall have the meaning set forth in Section 3.13(b).

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and governmental charges or levies not yet due and for which adequate reserves are maintained on the financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations in accordance with applicable Law; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (v) all matters of record affecting real property, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, which would not, individually or in the aggregate, materially impair the occupancy or use and operation of the real property for the purposes for which it is currently used in connection with the Company’s or its Subsidiary’s businesses; (vi) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations which are not violated in any material respect by, and which do not materially impair the current or proposed use and operation thereof; (vii) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions which are not violated in any material respect by, and which do not materially impair the current use and operation thereof; (viii) Liens referred to in the Financial Statements or Disclosure Schedule; (ix) Liens which shall be terminated or removed prior to or at the Closing; and (x) other Liens which are not material, individually or in the aggregate, to the assets of the Company or any of its Subsidiaries.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“Post-Closing Representation” shall have the meaning set forth in Section 5.17(a).

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning on the day following the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and that portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Tax Refunds” shall have the meaning set forth in Section 5.11(b).

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Preferred Stock Redemption Amount” shall mean (a) the aggregate Series A Redemption Amounts of all shares of Series A Preferred Stock outstanding immediately prior to the Effective Time as of the Closing Date, plus (b) the aggregate Series B Redemption Amounts of all shares of Series B Preferred Stock outstanding immediately prior to the Effective Time as of the Closing Date, plus (c) the aggregate Series C Redemption Amounts of all shares of Series C Preferred Stock outstanding immediately prior to the Effective Time as of the Closing Date plus (d) the aggregate Series D Redemption Amounts of all shares of Series D Preferred Stock outstanding immediately prior to the Effective Time as of the Closing Date.

“Real Property Leases” shall have the meaning set forth in Section 3.17(a).

“Referral Firm” shall have the meaning set forth in Section 2.13(d).

“Related Agreement” shall mean the Escrow Agreement, the Stockholder Support Agreement, the Confidentiality Agreement, the Paying Agent Agreement and any other Contract which is or is to be entered into by the Company and/or the Stockholders at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Released Claims” shall have the meaning set forth in Section 9.7(k).

“Releasee” shall have the meaning set forth in Section 9.7(k).

“Releasor” shall have the meaning set forth in Section 9.7(k).

“Representative” shall mean The Jordan Company, L.P., a Delaware limited partnership, which has been authorized and appointed under the Stockholder Support Agreement to act as the true and lawful attorney and representative for the Fully-Diluted Stockholders in connection with the transactions contemplated by this Agreement and the Related Agreements as provided therein.

“Required Information” shall mean (a) the historical financial statements of the Company identified in Section 4 of Exhibit C of the Debt Financing Commitment, (b) the pro forma financial statements identified in Section 5 of Exhibit C of the Debt Commitment Letter (it being understood that Parent shall be responsible for any post-Closing or pro forma cost savings, synergies, capitalization or other pro forma adjustments (including in relation to the Financing)) and (c) such other financial and other information relating to the Company or its Subsidiaries of a type and form customarily required to produce the Information Memorandum (as defined in the Debt Financing Commitment), together with a customary authorization letter with respect thereto.

“Requisite Holders” shall mean holders of at least ninety percent (90%) of the outstanding shares of Common Stock and of at least 90% of each series of the Preferred Stock.

“Response Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or occupied by the Company or any of its Subsidiaries or any release or threatened release of Hazardous Substances.  Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“Section 1542” shall have the meaning set forth in Section 9.7(k).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Group” shall have the meaning set forth in Section 5.17(a).

“Seller Tax Contest Claim” shall have the meaning set forth in Section 5.11(c).

“Seller Transaction Expenses” shall mean any and all transaction fees and expenses incurred or payable by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby in accordance with this Agreement, including (i) those of all investment bankers, attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including all amounts set forth in the TJC Payoff Letter and the Harris Williams Payoff Letter), (ii) the payment by the Company or any of its Subsidiaries of any retention, sale, management or other amount payable to any officer, director or employee in the nature of a transaction or retention bonus in connection with the transactions contemplated by this Agreement (including all amounts paid, payable or that may become payable pursuant to the Haas Group Inc. Employee Retention Bonus Plan or the Haas Group Inc. Executive Retention Bonus Plan, as well as the transaction-based bonuses referenced in Section 5.2(n) of the Disclosure Schedule) together with all employment taxes, social insurance contributions and other similar costs and expenses that are payable in connection with such amounts or that are payable in connection with payments to holders of Options that are contemplated by this Agreement, (iii) the fees and expenses of the Representative, and (iv) any other amounts payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including all TJC Transaction Fees and any Taxes that are payable in connection with any amounts set forth in clauses (i), (iii) and this clause (iv).  For the avoidance of doubt, to prevent double counting, the amount of any Taxes treated as Seller Transaction Expenses shall not also be treated as Taxes attributable or allocable to a Pre-Closing Tax Period.

“Senior Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of April 16, 2013, among Haas Group International Inc., a Pennsylvania corporation, Haas TCM Group of the UK Limited, a corporation organized under the laws of England and Wales, Haas Group International SCM Limited, a corporation organized under the laws of England and Wales, Haas Group International SCM Ireland Limited, a corporation organized under the laws of Ireland, Haas Holdings, Inc., a Delaware corporation, BOI, as administrative agent, and the other Persons party thereto.

“Senior Credit Agreement Pay-off Letter” shall have the meaning set forth in Section 2.12(c)(i).

“Series A Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Series A Redemption Amount” shall mean, with respect to a share of Series A Preferred Stock, the “Series A Redemption Price” of such share (as such term is described and calculated in accordance with the terms of the Certificate of Incorporation as of the Closing).

“Series B Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Series B Redemption Amount” shall mean, with respect to a share of Series B Preferred Stock, the “Series B Redemption Price” of such share (as such term is described and calculated in accordance with the terms of the Certificate of Incorporation as of the Closing).

“Series C Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Series C Redemption Amount” shall mean, with respect to a share of Series C Preferred Stock, the “Series C Redemption Price” of such share (as such term is described and calculated in accordance with the terms of the Certificate of Incorporation as of the Closing).

“Series D Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Series D Redemption Amount” shall mean, with respect to a share of Series D Preferred Stock, the “Series D Redemption Price” of such share (as such term is described and calculated in accordance with the terms of the Certificate of Incorporation as of the Closing).

“Software” shall have the meaning set forth in the definition of “Intellectual Property.”

“Solvent” shall have the meaning set forth in Section 4.7.

“Stockholder Agreements” shall have the meaning specified in the Stockholder Support Agreement.

“Stockholder Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Stockholder Support Agreement” shall have the meaning set forth in the Recitals.

“Stockholders” means the holders of the Company Capital Stock, Options and Warrants outstanding immediately prior to the Effective Time, excluding the holders of Dissenting Shares, if any.

“Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For the avoidance of doubt, the Joint Venture Entities shall be deemed not to be Subsidiaries of the Company.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Target Working Capital” shall mean $110,000,000.00.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties, or additions to tax incurred under applicable Laws with respect thereto, whether disputed or not and whether as a primary obligor or as a result of being a transferee or successor of another Person, under Treasury Regulation Section 1.1502-6(a) (or any analogue or similar provision under applicable Law) or pursuant to Law, Contract or otherwise.

“Tax Advantage” shall mean any Tax refund, credit or reduction in Tax Liability (together with any interest paid thereon by a Governmental Authority) actually received with respect to the taxable year in which a Loss was sustained, or an earlier taxable year, which refund, credit or reduction in Tax Liability is directly attributable to the deductibility of such Loss (as determined on a “with and without basis”) net of any Taxes or expenses incurred by the indemnitee in obtaining, receiving or accruing such refund, credit or reduction in Tax Liability.

“Tax Contest Claim” shall have the meaning set forth in Section 5.11(c).

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any claims for refunds and any amendments or attachments to such reports, returns, declarations, claims or other filings.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Termination Fee Conditions” shall have the meaning set forth in Section 8.4(c).

“TJC Transaction Fees” shall mean payments made in connection with the termination of the TJC Management Consulting Agreement.

“TJC Management Consulting Agreement” shall mean The Jordan Company, L.P. Management Consulting Agreement, dated as of December 31, 2007, by and between The Jordan Company, L.P., the Company and the other Persons party thereto.

“TJC Pay-off Letter” shall mean a pay-off, termination and discharge letter executed by The Jordan Company, L.P. in form and substance reasonably satisfactory to Parent which will provide for payment and discharge of all amounts owed to the Representative and/or its Affiliates under the TJC Management Consulting Agreement and the termination of such agreement.

“Transaction Tax Benefits” shall mean the product of (i) the aggregate amount of the following payments to be made by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement that are, more likely than not, deductible for U.S. federal income Tax purposes (such deductions, the “Transaction Tax Deductions”):  (A) payments for any non-qualified options or stock appreciation rights, (B) Seller Transaction Expenses paid by the Company or any of its Subsidiaries, and (C) all unamortized fees and other deferred financing costs in connection with the repayment of Indebtedness on the Closing Date multiplied by (ii) thirty-nine percent (39%); provided, that the amount of the Transaction Tax Benefits shall be computed assuming that an election was made under Revenue Procedure 2011-29 to treat seventy percent (70%) of any such amounts that are success-based fees, within the meaning of Treasury Regulation Section 1.263(a)-5(f) and Revenue Procedure 2011-29, as an amount that does not facilitate the transactions contemplated by this Agreement.

“Transaction Tax Deductions” shall have the meaning set forth in the definition of Transaction Tax Benefits.

“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Unresolved Indemnity Claims” shall have the meaning set forth in Section 9.2(b).

“Warrant Cancellation Agreement” shall have the meaning set forth in Section 2.12(d).

“Warrant Proceeds” shall mean an amount equal to the aggregate exercise price of all unexercised Warrants immediately prior to the Effective Time.

“Warrantholder” and “Warrantholders” shall mean each of the holders of the Company’s issued and outstanding Warrants.

“Warrants” shall mean any issued and outstanding warrants to purchase shares of the Company’s capital stock, whether vested or unvested.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” shall mean (a) the aggregate current assets of the Company and its Subsidiaries on a consolidated basis minus (b) the aggregate current liabilities of the Company and its Subsidiaries on a consolidated basis, calculated in accordance with GAAP applied on a basis consistent with the methodologies, policies, practices, classifications, estimation techniques, assumptions and principles used in preparing the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2012, provided, however, that (i) “current assets” shall exclude (A) all Cash of the Company and its Subsidiaries, (B) all Income Tax assets and (C) intercompany receivables, and (ii) “current liabilities” shall exclude (A) all Seller Transaction Expenses and all other amounts, fees and expenses paid or payable in accordance with Section 2.12(b), including any related accruals or reserves therefor, (B) all Income Tax liabilities, (C) Indebtedness and any of the items excluded therefrom pursuant to clause (a) of the definition thereof, (D) the Preferred Stock Redemption Amount and (E) intercompany payables.  For purposes of this definition, including the calculation of “current assets” and “current liabilities,” and Article II, (i) the parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the transactions contemplated by this Agreement and (ii) except as set forth in the foregoing clause (i), current assets and current liabilities shall be calculated in accordance with GAAP applied on a basis consistent with the methodologies, policies, practices, classifications, estimation techniques, assumptions and principles used in preparing the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2012.  For the avoidance of doubt, the leasehold improvement payables (account balance 225010) that is presently classified as a current liability and the deferred rent (account balance 225000) irrespective of the classification of such liabilities in the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2012 shall be included in “current liabilities”.  Schedule II sets forth an illustrative calculation of Working Capital as of October 31, 2013.

ARTICLE II

MERGER OF MERGER SUB INTO THE COMPANY

2.1          Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL.  Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.2          Closing.

(a)           The Closing shall take place at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York 10019, at 10:00 A.M. on (i) the date which is three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII or (ii) such other date, time and place as may be agreed by Parent, the Company and the Representative; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1; provided, further, that in no event shall Parent and Merger Sub be obligated to consummate the Closing prior to the later to occur of (y) March 14, 2014 or (z) the first Business Day immediately following the final day of the Marketing Period (or such date during the Marketing Period specified by Parent with at least five (5) Business Days’ written notice to the Company).  The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

(b)           At or prior to the Closing, the Company shall deliver the following to Parent:

(i)            the Senior Credit Agreement Pay-off Letter, which shall be in form and substance reasonably satisfactory to Parent and shall provide for the release of all related Liens upon repayment of the Indebtedness specified therein;

(ii)           the TJC Pay-off Letter;

(iii)          the Harris Williams Payoff Letter;

(iv)          the Escrow Agreement executed by the Company and the Representative, on behalf of the Fully-Diluted Stockholders, which shall be in full force and effect (assuming execution and delivery by Parent and the Escrow Agent);

(v)           a certificate, dated the Closing Date, executed by an executive officer of the Company certifying as to the matters set forth in Sections 6.1 and 6.2;

(vi)          a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the by-laws of the Company, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and (D) incumbency matters;

(vii)         the Stockholder Support Agreement executed by the Requisite Holders;

(viii)        duly completed and executed Letters of Transmittal by each of the  Requisite Holders and accompanying Certificates, together with such other documents and information set forth in Section 2.12(d);

(ix)          evidence of the resignations of the officers or directors of the Company, the Company’s Subsidiaries and the Joint Venture Entities listed on Schedule III attached hereto;

(x)           evidence of termination of the Contracts listed on Schedule IV attached hereto;

(xi)          a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) stating that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, in a form reasonably satisfactory to Parent; and

(xii)         evidence of termination of (A) the 2007 Stock Option Plan and (B) the Options and Warrants outstanding immediately prior to the Effective Time.

(c)           At or prior to the Closing, Parent and Merger Sub shall deliver the following to the Representative:

(i)            certificates, dated the Closing Date, of an executive officer of each of Parent and Merger Sub certifying as to the matters set forth in Sections 7.1 and 7.2;

(ii)           a certificate executed by the Secretary or an Assistant Secretary of Parent certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the by-laws of Parent, (C) a true and complete copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement, the Related Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby, and (D) incumbency matters;

(iii)          a certificate executed by the Secretary or an Assistant Secretary of Merger Sub certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the by-laws of Merger Sub, (C) a true and complete copy of the resolutions of the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement, the Related Agreements to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby, and (D) incumbency matters;

(iv)          the Stockholder Support Agreement, executed by Parent; and

(v)           the Escrow Agreement executed by Parent which shall be in full force and effect (assuming execution and delivery by the Representative and the Escrow Agent).

2.3          Effective Time.  Contemporaneously with the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

2.4                               Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5                               Certificate of Incorporation and By-Laws.  The certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

2.6                               Directors and Officers.  Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

2.7                               Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)                                 Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)                                 Each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be canceled pursuant to Section 2.7(c) below) and all rights in respect thereof, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Common Stock Merger Consideration, in cash, payable to the holder thereof without interest, upon the satisfaction of the conditions set forth in Section 2.12(d), and such shares shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(c)                                  Each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.  Each share of Common Stock held by a direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding and shall be converted into that number of shares of Surviving Corporation common stock that bears the same ratio to the aggregate number of outstanding shares of Surviving Corporation common stock as the number of shares of Common Stock held by such Subsidiary bore to the aggregate number of outstanding shares of Common Stock immediately prior to the Effective Time.

(d)                                 (i) Each share of Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Series A Redemption Amount with respect to such share; (ii) each share of Series B Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Series B Redemption Amount with respect to such share; and (iii) each share of the Series D Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive, the Series D Redemption Amount with respect to such share.

2.8                               Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock and Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Common Stock Merger Consideration or the Preferred Stock Redemption Amount, as applicable.  Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock or Preferred Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise are not entitled to appraisal of such shares of Common Stock or Preferred Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate consideration set forth in the applicable provisions of this Article II upon surrender in the manner provided in Section 2.12(d), of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Common Stock or Preferred Stock.

2.9                               Options.  Prior to the Effective Time, the board of directors of the Company shall take all actions necessary, including without limitation, adopting resolutions or taking other corporate actions, obtaining consents and providing notices, in each case, as applicable, so that immediately prior to the Effective Time (a) each issued and outstanding Option which is unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, (b) all issued and outstanding Options shall be automatically canceled in exchange for the applicable Per Option Merger Consideration (if any) and (c) the 2007 Stock Option Plan shall be terminated.  All Options issued under the 2007 Stock Option Plan, which are outstanding immediately prior to the Effective Time and have not been validly exercised under the 2007 Stock Option Plan, shall not be assumed by the Surviving Corporation or Parent, but shall instead be canceled as of the Effective Time and converted into the right to receive, upon the satisfaction of the conditions set forth in Section 2.12(d), the Per Option Merger Consideration (if any) less any applicable withholding Taxes.  If the Per Option Merger Consideration with respect to any Option is not a positive number, then the Optionholder of such Option shall not be entitled to receive any consideration with respect to such Option or the cancellation thereof.

2.10                        Warrants.  Prior to the Effective Time, the board of directors of the Company shall take all actions necessary or desirable, including without limitation, adopting resolutions or taking other corporate actions, obtaining consents and providing notices, in each case, as applicable, so that immediately prior to the Effective Time (a) each issued and outstanding Warrant which is unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested and (b) all issued and outstanding Warrants shall be automatically canceled in exchange for the applicable Per Warrant Merger Consideration (if any).  All Warrants issued and outstanding immediately prior to the Effective Time, which have not been validly exercised under the terms of such Warrants, shall be canceled as of the Effective Time and converted into the right to receive, upon the satisfaction of the conditions set forth in Section 2.12(d), the Per Warrant Merger Consideration (if any) less any applicable withholding Taxes.  If the Per Warrant Merger Consideration with respect to any Warrant is not a positive number, then the Warrantholder of such Warrants shall not be entitled to receive any consideration with respect to such Warrants or the cancellation thereof.

2.11                        Paying Agent.  Prior to the Effective Time, Parent shall designate an entity (either itself or an unaffiliated third party) that is reasonably satisfactory to the Representative to act as the paying agent (the “Paying Agent”) in the Merger (which may be Parent or one its Affiliates).  If the Paying Agent is an entity other than Parent, Parent shall enter into a paying agent agreement, in form and substance reasonably satisfactory to Parent and the Representative (the “Paying Agent Agreement”), with such Paying Agent to act as a paying agent in connection with the Merger for the benefit of the holders of Company Capital Stock at the sole cost and expense of Parent.

2.12                        Payment of Merger Consideration.

(a)                                 For purposes of this Agreement, the “Estimated Merger Consideration” will be an aggregate amount equal to:

(i)                                     Five Hundred Fifty Million Dollars ($550,000,000.00);

(ii)                                  plus, the Estimated Cash;

(iii)                               plus, the difference between the Target Working Capital and the Estimated Working Capital, expressed as (A) a positive number if the Estimated Working Capital is greater than the Target Working Capital or (B) a negative number if the Estimated Working Capital is less than the Target Working Capital;

(iv)                              minus, the Estimated Closing Indebtedness;

(v)                                 minus, the Estimated Seller Transaction Expenses; and

(vi)                              plus, an amount equal to the Estimated Transaction Tax Benefits.

(b)                                 At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Initial Closing Date Statement”), executed and prepared by the Company in accordance with Section 2.13(g), setting forth good faith estimates of (i) Cash (the “Estimated Cash”), (ii) Working Capital (the “Estimated Working Capital”), (iii) the Closing

Indebtedness (the “Estimated Closing Indebtedness”), (iv) the Transaction Tax Benefits (the “Estimated Transaction Tax Benefits”) and (v) the Seller Transaction Expenses that have not been paid prior to the Closing Date (the “Estimated Seller Transaction Expenses”), each of the foregoing clauses (i) through (iii) as of 12:01 a.m. Eastern time on the Closing Date.  The Initial Closing Date Statement shall be delivered to Parent together with reasonable supporting calculations for each of the foregoing estimates and supporting documentation therefor.  The Company shall consider in good faith any revisions to the calculations set forth in the Initial Closing Date Statement proposed by Parent, and the Initial Closing Date Statement shall be amended to reflect any revisions agreed upon in writing by Parent and the Company.

(c)                                  At or prior to the Effective Time, Parent shall make, or cause to be made, the following payments:

(i)                                     to the administrative agent under the Senior Credit Agreement, all principal of, interest on, premium, if any, expenses, break fees and other amounts owing under the Senior Credit Agreement, as such amounts are set forth in the pay-off and discharge letter executed by the administrative agent under the Senior Credit Agreement and delivered to the Company and Parent at the Closing (the “Senior Credit Agreement Pay-off Letter”);

(ii)                                  to each Person to which any other Closing Indebtedness is owed, such Closing Indebtedness, in accordance with the instructions delivered by the Company with the Initial Closing Date Statement;

(iii)                               to the Representative, all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby under the TJC Management Consulting Agreement, including the TJC Transaction Fees, as such amounts are set forth in the TJC Pay-off Letter;

(iv)                              to Harris Williams, fees and expenses as investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby as set forth in the Harris Williams Pay-off Letter;

(v)                                 to each other Person to which any Seller Transaction Expenses are owed, an amount equal in the aggregate to the Seller Transaction Expenses owed to such Person in accordance with the Initial Closing Date Statement;

(vi)                              to the Escrow Agent, an amount equal to $25,000,000.00 (the “Escrow Amount”) to be deposited into the escrow account (the “Escrow Account”) established by the Representative, on behalf of the Fully-Diluted Stockholders, under the Escrow Agreement; and

(vii)                           to the Paying Agent (if any), an amount equal to the sum of the Estimated Merger Consideration (less the Escrow Amount and less the consideration to be paid to the holders of Options, which shall be paid through the Company’s regular payroll payment process as set forth below) and the Preferred Stock Redemption Amount to be held for the benefit of the holders of shares of Common Stock, Preferred Stock and

Warrants for payment in accordance with this Article II and the Paying Agent Agreement.

Each of the foregoing payments pursuant to clauses (i)-(v) above of this Section 2.12(c) by Parent and the Surviving Corporation, will be considered payments on behalf of the Company and in respect of obligations and liabilities of the Company.  This Agreement does not constitute an obligation of the Company to pay in full any obligations of the Company for which separate pay-off amounts have been negotiated.  Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated in the Initial Closing Date Statement.

(d)                                 At or prior to the Closing Date, the Company will mail or will cause to be mailed to each record holder of (i) Certificates that represented as of the Effective Time outstanding shares of Common Stock or Preferred Stock, (ii) issued and outstanding Options and (iii) issued and outstanding Warrants, a letter of transmittal substantially in the form attached hereto as Exhibit C (the “Letter of Transmittal”), which shall specify that delivery shall be effected, only upon proper surrender of the Certificates, delivery of an option cancellation agreement in the form attached as Exhibit D (“Option Cancellation Agreement”) or delivery of a warrant cancellation agreement in the form attached as Exhibit E (“Warrant Cancellation Agreement”), as applicable, together with such Letter of Transmittal properly completed and duly executed, and a duly executed Stockholder Support Agreement, and instructions for use in (A) surrendering such Certificates and receiving the Per Share Common Stock Merger Consideration in respect of Common Stock evidenced thereby or the applicable portion of the Preferred Stock Redemption Amount in respect of Preferred Stock evidenced thereby, (B) executing such Option Cancellation Agreement and receiving the Per Option Merger Consideration in respect of the issued and outstanding Options and (C) executing such Warrant Cancellation Agreement and receiving the Per Warrant Merger Consideration in respect of the issued and outstanding Warrant.  Upon the surrender to (x) Parent at the Closing or (y) the Paying Agent after the Closing, of each such Certificate or delivery of an Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, a properly completed and duly executed Letter of Transmittal and a duly executed Stockholder Support Agreement, the Paying Agent shall (except as provided below with respect to holders of Options) pay the holder the applicable amount of consideration that such holder has right to receive pursuant to Sections 2.7, 2.9 and 2.10 in consideration therefor after giving effect to any applicable withholding Taxes, and such Certificate, Option or Warrant, as applicable, shall forthwith be canceled.  For the avoidance of doubt, except with respect to the payment of the Per Option Merger Consideration to any Optionholder (which shall be paid as described herein), to the extent a Fully-Diluted Stockholder has complied with the foregoing at least three (3) Business Days prior to the Effective Time, the Paying Agent shall pay all amounts due to such Fully-Diluted Stockholder pursuant to Sections 2.7, 2.9 and 2.10 on the Closing Date and, to the extent a Fully-Diluted Stockholder complies with the foregoing after the Effective Time, such payments shall be made by the Paying Agent within three (3) Business Days.  Until so surrendered, each such Certificate, Option or Warrant (other than Certificates representing Common Stock or Preferred Stock held by the Company or one of its Subsidiaries or held in the treasury of the Company or Dissenting Shares) shall represent solely the right to receive the Per Share Common Stock Merger Consideration (in the case of a Certificate for Common Stock), the applicable portion of the Preferred Stock Redemption Amount (in the case of a Certificate for Preferred Stock), the Per Option Merger Consideration or the Per Warrant Merger Consideration

relating thereto.  Notwithstanding the foregoing, following the delivery of a Letter of Transmittal and an executed Option Cancellation Agreement, duly completed and validly executed in accordance with the instructions therein, by any Optionholder, such Optionholder shall, following the Closing, receive in exchange therefor payment of the applicable Per Option Merger Consideration that such holder has the right to receive pursuant to Section 2.9, after giving effect to any applicable withholding Taxes, through the Company’s regular payroll payment processes on the next regular payroll date of the Company that occurs at least three (3) Business Days after the date such Optionholder delivers a Letter of Transmittal and an executed Option Cancellation Agreement.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates formerly representing shares of Common Stock or Preferred Stock are presented to Parent, the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled as provided in this Article II.  If, after the Effective Time, Option Cancellation Agreements or Warrant Cancellation Agreements are delivered to Parent, the Surviving Corporation or the Paying Agent, the underlying Options or Warrants, as applicable, shall be assigned and canceled, as provided in this Article II.

(f)                                   No interest shall accrue or be paid on the amounts payable upon the delivery of Certificates, Option Cancellation Agreements, Warrant Cancellation Agreements, Letters of Transmittal and the Stockholder Support Agreement.

(g)                                  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and containing customary indemnification provisions in favor of Parent and/or the Paying Agent reasonably acceptable to Parent, Parent will, or will cause the Paying Agent to, issue in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article II.

(h)                                 If payment of any portion of the Estimated Merger Consideration or Final Merger Consideration in respect of Common Stock is to be made to a Person other than the Person in whose name a surrendered certificate of Common Stock is registered, it shall be a condition to such payment that the certificate of Common Stock so surrendered shall be properly endorsed or accompanied by appropriate stock powers or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not payable.

(i)                                     At any time following six (6) months after the Effective Time, all cash deposited with the Paying Agent (if the Paying Agent is an entity other than Parent) pursuant to Section 2.12(c)(vii) that remains undistributed to the Fully-Diluted Stockholders shall be delivered to Parent upon demand, and thereafter the affected Fully-Diluted Stockholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar law) only as general creditors thereof and subject to this Article II.  In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Representative shall be liable to any Fully-Diluted Stockholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.13                        Estimated Merger Consideration Adjustment.

(a)                                 Subsequent to the Closing and subject to Section 2.13(f), the Estimated Merger Consideration shall, for the purposes of calculating the Final Merger Consideration, be:

(i)                                     increased by the amount (if any) by which the Final Cash exceeds the Estimated Cash or decreased by the amount (if any) by which the Estimated Cash exceeds the Final Cash;

(ii)                                  increased by the amount (if any) by which the Final Working Capital exceeds the Estimated Working Capital or decreased by the amount (if any) by which the Estimated Working Capital exceeds the Final Working Capital;

(iii)                               decreased by the amount (if any) by which the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness or increased by the amount (if any) by which the Estimated Closing Indebtedness exceeds the Final Closing Indebtedness;

(iv)                              decreased by the amount (if any) by which the Final Seller Transaction Expenses exceeds the Estimated Seller Transaction Expenses or increased by the amount (if any) by which the Estimated Seller Transaction Expenses exceeds the Final Seller Transaction Expenses; and

(v)                                 increased by the amount (if any) by which the Final Transaction Tax Benefits exceeds the Estimated Transaction Tax Benefits or decreased by the amount (if any) by which the Estimated Transaction Tax Benefits exceeds the Final Transaction Tax Benefits.

The Estimated Merger Consideration, as so increased or decreased in accordance with this Section 2.13(a), shall be the “Final Merger Consideration” hereunder.

(b)                                 As soon as reasonably practicable, but not later than seventy-five (75) calendar days after the Closing Date, Parent shall (i) prepare a statement of the calculation of Cash and Working Capital, in each case as of the Closing Date, together with calculations of the Closing Indebtedness, Transaction Tax Benefits, the Seller Transaction Expenses and the Final Merger Consideration (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to the Representative.  The Closing Date Statement shall be prepared in accordance with Section 2.13(g).

(c)                                  In connection with the Representative’s review of the Closing Date Statement, Parent shall permit the Representative and its representatives reasonable access to books and records, personnel and facilities of the Company to the extent reasonably necessary to review the Closing Date Statement.  The Representative shall have the right to review the work papers of Parent underlying or utilized in preparing the Closing Date Statement and Parent’s calculation of the Final Merger Consideration to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing Date Statement and Parent’s calculation of the Final Merger Consideration in conformity with this Agreement.

(d)                                 Within thirty (30) calendar days after its receipt of the Closing Date Statement, the Representative shall either inform Parent in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a specific description of each of its objections to the calculations prepared by Parent in the Closing Date Statement.  If the Representative so objects and the parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after Parent’s receipt of the Representative’s objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by McGladrey, LLP or another mutually agreed accounting firm (the “Referral Firm”).  The Representative shall make available to Parent (upon request following the giving of any objection to the Closing Date Statement) the work papers of the Representative generated in connection with its review of the Closing Date Statement.  Upon the agreement of the parties, a decision of the Referral Firm as set forth in clause (e) below or if the Representative fails to deliver an objection to Parent within the first 30-day period referred to above, then the Closing Date Statement, as adjusted (if applicable) (the “Final Closing Date Statement”), shall be final, conclusive and binding against the parties hereto.  The statements of Cash, Working Capital, Closing Indebtedness, Transaction Tax Benefits and the statement of Seller Transaction Expenses which were unpaid as of 12:01 a.m. Eastern time on the Closing Date set forth in the Final Closing Statement shall be the “Final Cash”, “Final Working Capital”, “Final Closing Indebtedness”, “Final Transaction Tax Benefits” and “Final Seller Transaction Expenses” for all purposes hereunder.

(e)                                  In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 2.13, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Parent or the Representative, (iii) shall limit its decision to such items as are in dispute and (iv) shall make its determination based solely on presentations by Parent and the Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review).  The decision of the Referral Firm with respect to any disputed items shall be final and binding upon Parent, the Surviving Corporation, the Representative and the Fully-Diluted Stockholders.  The fees and expenses of the Referral Firm shall be allocated between Parent and the Representative in such a way that (A) Parent shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Referral Firm that are resolved against Parent (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the disputed items so submitted and (B) the Representative shall be responsible for the remaining amount of fees and expenses.  In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Parent and the Representative in accordance with such allocation methodology, such determination to be final and binding on Parent, the Surviving Corporation, the Representative and the Fully-Diluted Stockholders.

(f)                                   Promptly after their receipt of the Final Closing Date Statement, the Representative and Parent shall compute the difference, if any, between the Estimated Merger

Consideration and the Final Merger Consideration.  If the Estimated Merger Consideration exceeds the Final Merger Consideration, then Parent shall be entitled to receive, promptly and in any event within five (5) Business Days, from the Fully-Diluted Stockholders (in accordance with their Ownership Percentages) an amount in cash equal to such excess amount to be paid solely out of the Escrow Amount, plus interest at the rate of five percent (5%) per annum from the Closing Date to the date of payment.  PARENT AGREES THAT ITS SOLE SOURCE OF RECOVERY UNDER THIS SECTION 2.13 SHALL BE LIMITED TO, AND SHALL NOT EXCEED IN THE AGGREGATE, THE ESCROW AMOUNT.  If the Estimated Merger Consideration is less than the Final Merger Consideration, the Representative shall be entitled to receive, promptly and in any event within five (5) Business Days, from Parent an amount in cash equal to such deficiency, plus interest at the rate of five percent (5%) per annum from the Closing Date to the date of payment, which amount will be distributed by the Representative to the Fully-Diluted Stockholders in accordance with their Ownership Percentages.  In the event that, immediately following the payments of the amounts described above, more than $20,000,000 remains in the Escrow Account, then Parent and the Representative shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to deliver to, or at the direction of, the Representative, an amount in cash equal to (i) the amount of funds remaining in the Escrow Account minus (ii) the sum of (a) $20,000,000 plus (b) the amount of any pending claims against the Escrow Account, which amount will be distributed by the Representative to the Fully-Diluted Stockholders in accordance with their Ownership Percentages.

(g)                                  The parties agree that the Initial Closing Date Statement, the Closing Date Statement and the Final Closing Date Statement will measure the Cash, the Working Capital and the Closing Indebtedness (each of the foregoing as of 12:01 a.m. Eastern time on the Closing Date), the Transaction Tax Benefits and the Seller Transaction Expenses, all in accordance with the definitions thereof.

2.14                        Withholding.  Notwithstanding anything to the contrary in this Agreement, Parent, the Paying Agent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration deliverable in connection with the transactions contemplated hereunder, such amounts that Parent, the Paying Agent, the Surviving Corporation and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code, the Treasury Regulations issued thereunder, or any provision of state, local, provincial or non-U.S. Law.  If Parent, the Paying Agent, the Surviving Corporation or the Escrow Agent, as applicable, intends to deduct or withhold any amounts from any payment made in connection with the transactions contemplated hereunder pursuant to the immediately preceding sentence (other than as a result of any failure by the Company to deliver the certificate set forth in Section 2.2(b)(xi) and other than with respect to the payment of the Per Option Merger Consideration to any Optionholder), such Person shall (i) provide the Representative or other recipient reasonable advance notice of its intent to withhold such amounts and the basis for such withholding, (ii) provide a reasonable opportunity for the Representative or such other recipient to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding and (iii) use commercially reasonable efforts to cooperate with the Representative, such other recipient and the advisors thereof, as applicable, to mitigate, reduce or eliminate such deduction or withholding.  To the extent that Parent, the Paying Agent, the Surviving Corporation or the Escrow Agent withholds any such amounts with respect to any Person and remits such withheld amounts to the applicable Governmental

Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule (and subject to Section 10.14 hereof):

3.1                               Due Incorporation; Subsidiaries.

(a)                                 Each of the Company, its Subsidiaries and the Joint Venture Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Venture Entities has all requisite power and authority to own and operate its respective assets and properties as they are now being owned, operated and conducted.  The jurisdictions in which each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation are set forth in Section 3.1(a) of the Disclosure Schedule, and constitute all of the jurisdictions in which the nature of the property owned or leased by the Company or its Subsidiaries or the nature of the business conducted by the Company or its Subsidiaries makes such licensing or qualification necessary, except where the failure to qualify would not have a Material Adverse Effect.  True and complete copies of the organizational or charter documents, joint venture agreements and shareholder agreements (the “Constituent Documents”) of the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Venture Entities have been made available to Parent and Merger Sub.  Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Venture Entities is in violation, in any material respect, of any of the provisions of its Constituent Documents.

(b)                                 Section 3.1(b) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company and each Joint Venture Entity, the jurisdiction of its organization and the Persons owning the outstanding equity interests of each Subsidiary and the Company’s outstanding equity interests in (and percentage interest in) each Joint Venture Entity.  Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries.  Except as set forth in Section 3.1(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Venture Entities owns, directly or indirectly, any equity interest or investment, or any rights or obligations to acquire the same, in any other Person.

3.2                               Capitalization.

(a)                                 The entire authorized capital stock of the Company is 300,000 shares of capital stock consisting of (i) 100,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 200,000 shares of Preferred Stock of which (A) 90,000 shares have been designated as Series A Redeemable Preferred Stock, par value $0.001 per share (the “Series

A Preferred Stock”), (B) 25,000 shares have been designated as Series B Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), (C) 25,000 shares have been designated as Series C Redeemable Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) and (D) 3,200 shares have been designated as Series D Redeemable Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”).  Of such authorized shares, (v) 28,537.71455  shares of Common Stock are issued and outstanding as of the date hereof, (w) 87,348.00000 shares of Series A Preferred Stock are issued and outstanding, (x) 23,218.85823 shares of Series B Preferred Stock are issued and outstanding, (y) zero shares of Series C Preferred Stock are issued and outstanding and (z) 3,200.00000 shares of Series D Preferred Stock are issued and outstanding as of the date of this Agreement.  The Company has reserved 2,785 shares of Common Stock for grant and issuance pursuant to the 2007 Stock Option Plan, of which 2,070 are issued and outstanding Options as of the date hereof and 603 of which are available for future grant.  As of the date hereof, the Company has issued Warrants representing 953.54563 shares of issued and outstanding Common Stock.

(b)                                 All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with securities Laws or exemptions therefrom.  No shares of the Company’s capital stock were issued in violation of any preemptive rights, subscription rights, purchase or call options, rights of first refusal or any other similar rights.  All the issued and outstanding shares of Company Capital Stock are owned of record, as of the date hereof, by the Persons set forth in Section 3.2(b) of the Disclosure Schedule in the amounts set forth opposite each such Person’s name.  Section 3.2(b) of the Disclosure Schedule also sets forth a true and complete list of the Company’s Options and Warrants and all other options and rights to purchase Company Capital Stock, together with the name of the record holder of such security, the number of shares of Company Capital Stock subject to such security and the exercise price.  Except as set forth in Section 3.2(a) above or in Section 3.2(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements or commitments obligating the Company (i) to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of Company Capital Stock or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of, or interests in, Company Capital Stock or (ii) to register, purchase, redeem, make any payments in respect of or acquire any shares of, or interests in, Company Capital Stock.  There are no stock appreciation rights, profit interests or phantom stock rights outstanding with respect to the Company.  Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, registration rights or other agreements in effect with respect to the Company Capital Stock.

(c)                                  All of the capital stock or other equity interests of each of the Company’s Subsidiaries and each of the Joint Venture Entities that are held by the Company or a Subsidiary of the Company are held free and clear of all Liens, other than Permitted Liens and restrictions on transfer set forth in their respective Constituent Documents or pursuant to applicable securities Laws. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company and, to the Knowledge of the Company, the equity interests of each Joint Venture Entity owned by the Company or its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with securities Laws or exemptions therefrom.  No shares of capital stock or other equity interests of any Subsidiary of the Company or, to the Knowledge of the Company, any Joint Venture Entity were issued in violation of any preemptive rights, subscription rights, purchase or call options, rights of first refusal or any other similar rights. Except as set forth in the Section 3.2(c)(i) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements or commitments obligating the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Venture Entities (i) to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of or other equity interests of any Subsidiary of the Company or any Joint Venture Entity or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests in any Subsidiary of the Company or any Joint Venture Entity or (ii) to register, purchase, redeem, acquire or make any payments in respect of any shares of capital stock or other equity interests of any Subsidiary of the Company or any Joint Venture Entity.  Except as set forth in Section 3.2(c)(ii) of the Disclosure Schedule, there are no stock appreciation rights, profit interests or phantom stock rights outstanding with respect to any Subsidiary of the Company or any Joint Venture Entity.  Except as set forth in Section 3.2(c)(iii) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, registration rights or other agreements in effect with respect to any capital stock or other equity interests of any Subsidiary of the Company or any Joint Venture Entity.

3.3                               Due Authorization.  The Company has full power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and such Related Agreements have been duly and validly approved by the board of directors of the Company (the “Board”) and no other corporate actions or authorizations on the part of the Company are necessary to authorize this Agreement, such Related Agreements and the transactions contemplated hereby and thereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL).  The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements to which it is or will be a party.  This Agreement constitutes the legal, valid and binding obligation of the Company and the Company’s Related Agreements, upon execution and delivery by the Company, will constitute legal, valid and binding obligations of the Company, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.4                               Consents and Approvals; Governmental Authority Relative to This Agreement.  Except for (a) filings under Section 2.3, (b) filings under the HSR Act and (c) as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is or will be a party will not (i) violate or conflict with in any material respect any Law or order of any Governmental Authority applicable to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity or by which any of its properties, rights or assets is bound or affected; (ii) assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, require any filing or registration by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity with, or the consent or approval with respect to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity of, any Governmental Authority, except where the failure to make such filing or registration, or to obtain such consent or approval, would not, individually or in the aggregate, reasonably be expected to adversely affect the Company, its Subsidiaries or the Joint Venture Entities (taken as a whole) in any material respect or to materially hinder, impair or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements; (iii) violate or conflict with the Constituent Documents of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any Joint Venture Entity; or (iv) violate, conflict with, result in a breach of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s, any of its Subsidiaries’ or, to the Knowledge of the Company, any Joint Venture Entity’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, alteration, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity pursuant to any Contract to which the Company, any of its Subsidiaries or any Joint Venture Entity is a party or by which the Company, any of its Subsidiaries or any Joint Venture Entity or its properties, rights or assets is bound or affected, except with respect to clause (iv), where such breach, violation or default, would not reasonably be expected to have a Material Adverse Effect.

3.5                               Financial Statements.

(a)                                 Section 3.5(a) of the Disclosure Schedule contains a true and complete copy of the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as set forth in the footnotes attached thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except that interim financial statements omit footnotes and are subject to year-end adjustments and accruals that are not, individually or in the aggregate, reasonably expected to be material in nature or amount.

(b)                                 The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements, in accordance with GAAP.  Since January 1, 2011, the Company has not identified or been given written notice of any claim or allegation regarding (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, or (ii) any fraud that involves a member of the management of the Company or its Subsidiaries who has responsibility for the preparation of Financial Statements or the internal accounting controls utilized by the Company or its Subsidiaries.

(c)                                  Except as set forth in the Financial Statements (including to the extent reserved for therein and including items disclosed in the notes thereto), the Company and/or its Subsidiaries have no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included or reserved against on a balance sheet prepared in accordance with GAAP, consistently applied or described in the notes thereto (the “Liabilities”), except (i) Liabilities set forth in Section 3.5(c) of the Disclosure Schedule, (ii) Liabilities incurred in the ordinary and usual course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) Seller Transaction Expenses incurred in connection with or as a result of the transactions contemplated by this Agreement and the Related Agreements that are to be paid pursuant to Section 2.12(c), or (iv) Liabilities that, individually and in the aggregate, are immaterial to the Company and its Subsidiaries, taken as a whole.

3.6                               Title to Properties.  Except as disclosed in Section 3.6 of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to (or in the case of leased properties, a valid leasehold interest in) all of its properties and assets (whether tangible or intangible) purported to be owned by the Company or its Subsidiaries which are material to the Company and its Subsidiaries, taken as a whole, free and clear of any Lien, except for Permitted Liens.

3.7                               Intellectual Property.

(a)                                 Section 3.7 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the domestic and foreign patents and patent applications, trademark registrations, applications and renewals and copyright applications, registrations and renewals that are owned by the Company and material to the Company’s business (“Company Registered Intellectual Property”).  Each registration, filing, issuance and/or application in respect of each item of Company Registered Intellectual Property (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments which are all up to date, and (iii) is subsisting, unchallenged and remains in full force and effect and to the Knowledge of the Company, is valid and enforceable.  The Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to such businesses (the “Material IP”).

(b)                                 Except as disclosed in Section 3.7 of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries licenses to a third party or pays or receives from a third party any royalty in respect of any Intellectual Property owned or controlled by the Company or its Subsidiaries; and (ii) there are no pending claims, proceedings or litigation and no written notices have been received by the Company or any of its Subsidiaries during the past twenty four (24) months, in each case alleging infringement or misappropriation by the Company or any of its Subsidiaries of any third party Intellectual Property rights.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are infringing or misappropriating any Intellectual Property rights of any third party and no third party is infringing or misappropriating the Material IP owned by the Company or its Subsidiaries.

(c)                                  All Material IP that derives independent economic value, whether actual or potential, from not being generally known to the public has been maintained in accordance with reasonable measures to safeguard the confidentiality and value of such Intellectual Property.  As of the date hereof, each present or past employee, officer or consultant of the Company or any of its Subsidiaries who developed any Material IP either: (i) is a party to an agreement that, to the extent permitted by Law, conveys or obligates such person to convey to the Company any and all right, title and interest in and to all such Intellectual Property developed by such person in connection with such person’s employment with or engagement on behalf of the Company; (ii) as to copyrighted or copyrightable material which are included in such Intellectual Property and were created in the course of such person’s employment with or engagement on behalf of the Company or its Subsidiaries, is a party to a “work made for hire” agreement pursuant to which, to the extent permitted by Law, (A) the Company and its Subsidiaries are deemed to be the original owner/author of all proprietary rights in such material, or (B) the person assigns or is otherwise obligated to assign to the Company and its Subsidiaries all right, title and interest in and to such works; or (iii) otherwise has by operation of Law, to the extent permitted by Law, vested in the Company and its Subsidiaries any and all right, title and interest in and to all such Intellectual Property developed by such person in connection with such person’s employment with, or engagement on behalf of, the Company or its Subsidiaries.

(d)                                 Except as disclosed in Section 3.7(d) of the Disclosure Schedule, no source code to the tcmIS software has been disclosed by the Company or any of its Subsidiaries to any Person who is not an employee of the Company or its Subsidiaries.  No Person has been granted any rights to modify, enhance, or create derivative works of the material Software that is owned by the Company and that is used by the Company or its Subsidiaries to provide services under any contract with one of its customers.

(e)                                  Both the tcmIS software and the information technology systems used by or operated on behalf of the Company and its Subsidiaries to support the tcmIS software perform substantially in conformance with the applicable specifications and/or documentation.  To the Knowledge of the Company, the Software used by the Company or any of its Subsidiaries does not contain any virus or other undocumented malicious code that is intended to disrupt or disable the Software or any information technology system used in conjunction therewith.

(f)                                   During the period that the Company has owned the tcmIS software and, to the Knowledge of the Company, during any prior period, no government, university or college funding or facilities were used in the development of the tcmIS software.

(g)                                  During the period that the Company has owned the tcmIS software and, to the Knowledge of the Company, during any prior period, no open source, public source, or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public license (GPL), GNU Lesser/Library Public License (LGPL), or Mozilla Public License (MPL) was used in, incorporated into, integrated, distributed or bundled with the tcmIS software in a manner that would require the Company to disclose the source code of the tcmIS software.

3.8                               Contracts.

(a)                                 Section 3.8 of the Disclosure Schedule contains an accurate list as of the date of this Agreement of all the Contracts of the following types to which the Company or any of its Subsidiaries is a party or bound or to which any of the assets or properties of the Company or any of its Subsidiaries is subject (collectively, the “Material Contracts”):

(i)                                     any collective bargaining agreement or any other labor Contract with any labor union or works council with respect to its employees;

(ii)                                  any employment Contracts with any officer or Employee that provides annual base salary in excess of $200,000;

(iii)                               any Contract (A) containing covenants not to compete or otherwise containing any limitation on the freedom of the Company or any of its Subsidiaries or Affiliates (or which following the Effective Time would, by the express terms of such Contract, purport to limit the freedom of Parent or any of its Affiliates) to engage in any line of business or operate at any location in the world, including customer non-solicitation obligations or (B) requiring the Company or any of its Subsidiaries or Affiliates to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

(iv)                              any Contract for the lease of equipment and other personal property for aggregate lease payments in excess of $250,000 per annum;

(v)                                 any Contract under which the Company or a Subsidiary has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than intercompany advances, loans or extensions or extensions of credit to customers in the ordinary course of business) in an amount exceeding $1,000,000;

(vi)                              any customer Contract (other than any purchase order) which generated more than $2,000,000 in aggregate revenues to the Company and its Subsidiaries for the year ended December 31, 2013;

(vii)                           other than those agreements being paid or discharged in accordance with Section 2.12, any Contract (other than any purchase order) requiring payments to the Company or any of its Subsidiaries for the provision of goods or the performance of services in excess of $1,000,000 or requiring payments by the Company or any of its Subsidiaries in excess of $1,000,000;

(viii)                        other than Contracts relating to or evidencing Indebtedness of the Company or any of its Subsidiaries that in the aggregate do not reflect Indebtedness of the Company and its Subsidiaries in an amount exceeding $1,000,000, any Contract, credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of Indebtedness by the Company or any of its Subsidiaries;

(ix)                              Contracts relating to (A) the disposition, other than in the ordinary course of business, of the assets of, or any interest in, the Company and its Subsidiaries, or (B) the acquisition other than in the ordinary course of business of the assets of, or any interest in, any business that relates to the Company and its Subsidiaries, in each case, pursuant to which the Company or any of its Subsidiaries has any continuing rights, liabilities or obligations;

(x)                                 Contracts granting to any Person a right of first refusal or option to purchase or acquire any assets of the Company or any of its Subsidiaries valued at an amount in excess of $2,000,000;

(xi)                              any Contracts related to the licensing, sublicensing or development of Material IP to which the Company or any of its Subsidiaries is party as a licensor, licensee, sublicensor, sublicensee or otherwise, other than licenses or sublicenses to the Company or any of its Subsidiaries of off-the-shelf software that has not been modified, customized or misused;

(xii)                           Government Contracts of the type described in clause (a) of the definition thereof;

(xiii)                        any Contracts with any Stockholder or Affiliate of the Company or its Subsidiaries, including any agreements with directors or officers of the Company or any of its Subsidiaries whereby the Company or any of its Subsidiaries agreed to indemnify such director or officer but excluding any employment Contract;

(xiv)                       any settlement agreements of any nature entered into by the Company or any of its Subsidiaries that provide for (A) any future payment obligations in excess of $1,000,000 or (B) any performance obligations that would reasonably be expected to materially affect the Company and its Subsidiaries, taken as a whole;

(xv)                          the Real Property Leases set forth in Section 3.17(a)(i) of the Disclosure Schedule;

(xvi)                       Contracts for any partnership, joint venture or similar arrangements; and

(xvii)                    any other Contract, not otherwise disclosed pursuant to the foregoing, under which the consequences of a default or termination would have a Material Adverse Effect.

(b)                                 The Company has made available to Parent and Merger Sub a true and complete copy of each Material Contract, including all amendments and modifications thereto.  Each of the Material Contracts is in full force and effect, and is a legal, valid and binding agreement of the Company or such Subsidiary, as applicable, and there is no material default or breach by the Company or such Subsidiary, as applicable, or, to the Knowledge of the Company, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision of any Material Contracts and, to the Knowledge of the Company, no event has occurred that, with or without the giving of notice or the lapse of time or both, will constitute a material breach under any Material Contract.

3.9                               Insurance.  Section 3.9 of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of all policies of fire, casualty, liability, workmen’s compensation and other forms of insurance maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”).  Each of the Insurance Policies is in full force and effect and no written notice has been received by the Company or any of its Subsidiaries from any insurance carrier purporting to cancel coverage under any of the Insurance Policies or that it has filed for protection under applicable bankruptcy law.  To the Knowledge of the Company, there are no pending material claims under the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability.  Since January 1, 2013, the Company and its Subsidiaries have made timely premium payments with respect to all of the Insurance Policies.

3.10                        Employee Benefit Plans.

(a)                                 General.  Except as listed in Section 3.10(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains:

(i)                                     any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA); or

(ii)                                  any retirement, termination indemnity or deferred compensation plan, incentive compensation plan, stock plan, share appreciation right, unemployment compensation plan, retention, vacation pay, severance pay, bonus arrangement, health benefit plan, profit-sharing plan, death or disability plan or any other jubilee, fringe or welfare benefit or other compensation plan, program, agreement or arrangement for any employee, director, consultant or agent.

(b)                                 Plan Documents and Reports.  A true and correct copy of each of the material documents embodying the plans, programs, policies and arrangements listed in Section 3.10(a) of the Disclosure Schedule (collectively, the “Benefit Plans”) has been made available to Parent and Merger Sub.  A true and correct copy of the most recent annual report, actuarial report or other financial statement, summary plan description (or other applicable summary), and determination letter or opinion or advisory letter from the Internal Revenue Service or other applicable Governmental Authority with respect to each Benefit Plan, to the extent applicable, has been made available to Parent and Merger Sub by the Company.

(c)                                  Compliance With Laws; Liabilities.  As to all Benefit Plans that are intended to be qualified under Section 401(a) of the Code, each such Benefit Plan is the subject of a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service or a request for a favorable determination letter has been timely filed with the Internal Revenue Service.  Except as disclosed in Section 3.10(c) of the Disclosure Schedule, (i) all Benefit Plans comply in all material respects with the requirements of Law applicable thereto; (ii) there are no actions, suits or claims (other than routine claims for benefits) or any administrative investigations, audits or other administrative proceedings pending involving any Benefit Plan; (iii) neither the Company nor any of its Subsidiaries has any liability under any Benefit Plan for providing post-retirement medical or other welfare benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law; and (iv) the Company and its Subsidiaries have not engaged in any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Benefit Plan which would result in material liability to the Company.  All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or within the last twelve (12) months prior to the date hereof have been made on a timely basis in accordance with applicable Law and if such contributions or payments are not yet due, they have been properly reflected in the Company’s financial statements.

(d)                                 Benefit Plans subject to Title IV of ERISA.  No Benefit Plan is subject to Title IV of ERISA.  The Company and its Subsidiaries have not, within the past six (6) years, maintained, sponsored or contributed to any pension plan that is or was subject to Title IV of ERISA.  The Company has no reasonable expectation of incurring any liability in relation to any employee benefit plan that is not maintained or sponsored by the Company or one of its Subsidiaries by reason of being considered under common control and/or treated as one employer with the applicable plan sponsor or contributor within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)                                  Multiemployer Plans.  Neither the Company nor any of its Subsidiaries currently has any obligation to contribute to a Multiemployer Plan.

(f)                                   Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code.

(g)                                  Without limiting any of the foregoing provisions, with respect to each Benefit Plan primarily covering employees residing outside the United States (collectively, the “Foreign Benefit Plans”): (i) (A) the fair market value of any assets of each funded Foreign Benefit Plan, (B) the collective liability of each insurer for any Foreign Benefit Plan funded through insurance or (C) the book reserve established for any Foreign Benefit Plan is sufficient in all material respects to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan; and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

3.11                        Taxes.  Except as set forth in Section 3.11 of the Disclosure Schedule:

(a)                                 all income and other material Tax Returns required to be filed on or prior to the Closing Date by or with respect to the Company and its Subsidiaries have been timely filed (taking into account any applicable extensions), and such Tax Returns were complete and correct in all material respects and all material Taxes due and owing by the Company and its Subsidiaries have been timely paid;

(b)                                 all material Taxes required to be withheld pursuant to applicable Laws by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the proper Taxing authorities;

(c)                                  with respect to each Taxable period of the Company and its Subsidiaries ending prior to the date of this Agreement, the Tax Returns filed by the Company and its Subsidiaries with respect to such period (i) have not been audited; or (ii) have been audited and (A) such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (B) such audit has been completed and the Company or the relevant Subsidiary has paid or settled with the Taxing authority any deficiency or additional liability notified therein.  There are no Tax audits or other administrative or judicial Tax proceedings or claims pending, currently being conducted or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries and no written notice of such a Tax audit or other Tax proceeding or claim has been received by the Company or any of its Subsidiaries;

(d)                                 there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP;

(e)                                  neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return or has waived or agreed to any extension of any statute of limitations with respect to Taxes;

(f)                                   neither the Company nor any of its Subsidiaries has received a written claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction that would be covered by such Tax Return, which claim has not since been resolved;

(g)                                  neither the Company or its Subsidiaries nor Parent or any of its Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any written agreement with a Governmental Authority executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date, or (v) any election under Section 108(i) of the Code;

(h)                                 neither the Company nor any of its Subsidiaries is a party to any Tax sharing or allocation agreement;

(i)                                     neither the Company nor any of its Subsidiaries (i) has been a member of any affiliated group of corporation within the meaning of Section 1504 of the Code or any combined, consolidated, unitary or other group for state, local or non-U.S. Tax purposes (other than the group that has the Company as its parent) or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(j)                                    within the past two (2) years, neither the Company nor any of its Subsidiaries (or any predecessor of any of the foregoing) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;

(k)                                 the Company is not, and for the past five (5) years has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(l)                                     neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as defined under Treasury Regulation Section 1.6011-4; and

(m)                             neither the Company nor any of its Subsidiaries has a permanent establishment, other than in the country of such entity’s incorporation or formation.

The representations and warranties in this Section 3.11 and Section 3.10 shall constitute the sole and exclusive representations and warranties regarding the Taxes of the Company and its Subsidiaries.

3.12                        Litigation.  Section 3.12 of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (a) is subject to any outstanding judgment, order, decree, ruling, decision, stipulation, injunction, or charge of any Governmental Authority or (b) is a party to any charge, complaint, action, suit, proceeding, hearing, arbitration, allegation or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or to the Knowledge of the Company, is threatened to be a party to any such action, and, in the case of either clause (a) or (b), which if adversely determined (in the case of litigation) would be reasonably expected to result, individually or in the aggregate, in Losses in excess of $3,000,000 or that would otherwise interfere in any material respect with the conduct of the business of the Company or its Subsidiaries as currently conducted.

3.13                        Regulatory Matters.

(a)                                 Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. During the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice, from a Governmental Authority, applicable to the Company or any of its Subsidiaries or their respective businesses, assets, rights or properties, that alleges that such Person is not in compliance with any Law or is subject to investigation, audit or review, except for allegations of non-compliance which would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.  Except as set forth in Section 3.13(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, during the past three (3) years, has conducted any formal internal investigation in which external advisors were engaged or consulted concerning any actual or alleged material violation of Law on the part of the Company, its Subsidiaries or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives.

(b)                                 Except as set forth in Section 3.13(b) of the Disclosure Schedule, all material approvals, permits, consents, registrations, clearances, exemptions, franchises, authorizations, certificates, variances and licenses of all Governmental Authorities (collectively, “Permits”) that are materially necessary to permit the Company and any of its Subsidiaries to carry on their businesses as currently conducted have been obtained and complied with by each of the Company and its Subsidiaries, except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted, and such Permits are in full force and effect.  To the Knowledge of the Company, no event has occurred that would result in, or after notice or lapse of time would result in, a violation, cancellation, revocation or default of any Permit or a material impairment of the rights of the holder of any such Permit, except where such violation, cancellation, revocation, default or material impairment would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.  To the Knowledge of the Company, none of the Company or its Subsidiaries has received any written notice of any actions relating to revocation, suspension, modification or limitation of any such Permit which remains unresolved, except where such revocation, suspension, modification or limitation would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

3.14                        Environmental Matters.

(a)                                 The Company and its Subsidiaries’ existing Phase I and Phase II Environmental Reports are set forth in Section 3.14(a) of the Disclosure Schedule (the “Environmental Reports”) and have been made available for inspection by Parent.

(b)                                 Except as described in Section 3.14(b) of the Disclosure Schedule or in the Environmental Reports:

(i)                                     the Company and its Subsidiaries are in compliance with, all Environmental Laws, including the possession of and compliance with the terms of, all permits, licenses and authorizations required under applicable Environmental Laws (“Environmental Permits”), except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries;

(ii)                                  neither the Company nor any of its Subsidiaries has received, within the last five (5) years (or, to the Company’s Knowledge, more than five (5) years ago), written notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation under any Environmental Law, alleging liability under any Environmental Laws, including with respect to alleged exposure to any Hazardous Substance, or relating to Contamination at or Hazardous Substances released from any property or facility currently or, to the Company’s Knowledge, formerly, owned, operated, or leased by any of them, except to the extent that any such matter would not reasonably be expected to result in a material liability to the Company or its Subsidiaries;

(iii)                               neither the Company nor any of its Subsidiaries has received from any Governmental Authority, within the last five (5) years (or, to the Company’s Knowledge, more than five (5) years ago), written notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site contaminated by Hazardous Substances; and

(iv)                              to the Knowledge of the Company, no portion of any property currently or formerly owned, leased or occupied by the Company or its Subsidiaries is Contaminated.

(c)                                  A list of all material Environmental Permits is set forth in Section 3.14(c) of the Disclosure Schedule.

(d)                                 The representations and warranties in this Section 3.14 shall constitute the sole and exclusive representations and warranties regarding environmental matters of the Company and its Subsidiaries.

3.15                        Absence of Changes.  Except as disclosed in Section 3.15 of the Disclosure Schedule, since the date of the Latest Balance Sheet, there has not been any (a) fact, event, change or development, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) action or failure to act by the Company or any of its Subsidiaries that, if it occurred from and after the date hereof and prior to Closing, would require Parent’s consent under Section 5.2.

3.16                        Labor Relations; Compliance.  Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract.  Except as set forth in Section 3.16 of the Disclosure Schedule, as of the date of this Agreement, there is not presently pending or existing and, to the Knowledge of the Company, there is not threatened, nor within the last twenty-four (24) months has there been (a) any strike, slowdown, picketing, work stoppage, or material employee grievance process, (b) any material proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Laws or governmental regulations pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (c) any application for certification of a collective bargaining agent.

3.17                        Real Property.

(a)                                 Section 3.17(a)(i) of the Disclosure Schedule contains a complete and correct list of all leases, subleases, licenses and other interests in real property to which the Company or any of its Subsidiaries is party or in which it holds a leasehold interest, license or other interest (together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to such real property, the “Leased Real Property”).  Section 3.17(a)(i) of the Disclosure Schedule also sets out the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from the lessee) of each such parcel of Leased Real Property.  The Company has made available to Parent and Merger Sub prior to the date hereof, true and complete copies of all leases, subleases, licenses, options, concessions or other occupancy agreements or arrangements (whether written or oral), including all amendments thereto, granting the Company or any of its Subsidiaries any rights with respect to the Leased Real Property (collectively, the “Real Property Leases”).  Neither the Company nor any of its

Subsidiaries owns any real property nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries at any time owned any real property.

(b)                                 With respect to each parcel of Leased Real Property, the Company or a Subsidiary of the Company has a valid leasehold interest in such parcel of Leased Real Property, free and clear of any Lien, other than Permitted Liens.  Except as set forth in Section 3.17(b) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in material default under or in material breach of, or in receipt of any written claim of material default under or material breach of, any of the Real Property Leases, (ii) to the Knowledge of the Company, no other party to any of the Real Property Leases is in material default under or in material breach of any of the Real Property Leases, and (iii) each of the Real Property Leases is in full force and effect and constitutes a valid and binding obligation of the Company or one of its Subsidiaries in all material respects, enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally or by general principles of equity.  None of the Company or its Subsidiaries has received written notice or is aware of any pending, and to the Knowledge of the Company, there is no threatened, condemnation proceeding or special assessment with respect to any parcel of Leased Real Property.

3.18                        Brokers and Finders.  Neither the Company or any of its Subsidiaries has used, paid, has become obligated to pay, or will pay or become obligated to pay, any fee or commission to any broker, investment banker, financial advisor or finder in connection with the transactions contemplated hereby other than The Jordan Company, L.P. and Harris Williams, whose fees and expenses shall be paid pursuant to Sections 2.12(c)(iii) and 2.12(c)(iv).

3.19                        Anti-Corruption Laws.  Neither the Company, its Subsidiaries, or, to the Knowledge of the Company following reasonable inquiry, the AVIC JV or the FineChem JV, nor any director, officer, employee, consultant or agent of the Company, any of its Subsidiaries, or, to the Knowledge of the Company following reasonable inquiry, the FineChem JV or the AVIC JV nor any third party acting on the behalf of the Company, any of its Subsidiaries, or, to the Knowledge of the Company following reasonable inquiry, the FineChem JV or the AVIC JV has taken any action in violation in any material respect of any applicable anti-corruption Law, including but not limited to the U.S. Foreign Corrupt Practices Act.  None of the Company, its Subsidiaries, or, to the Knowledge of the Company following reasonable inquiry, the FineChem JV or the AVIC JV (a) has received any written notice alleging any such material violation, (b) has received any written request for information, subpoena, search warrant, inquiry, demand or claim from any Governmental Authority or international organization regarding anti-corruption Laws, or (c) to the Knowledge of the Company, is under any investigation by any Governmental Authority or international organization regarding anti-corruption Laws.

3.20                        Interested Party Transactions.  Except as set forth in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is indebted to, or is a party to any Contract with, (a) any holder of more than 5% of the outstanding capital stock of the Company or any Affiliate thereof or (b) any current or former director or officer of the Company or any of its Subsidiaries or any Affiliate thereof or any member of his or her immediate family (each, a “Company Related Person”), except for any employment or severance Contracts, amounts due as salaries and bonuses in the ordinary course of business consistent with past practice, benefits under any Benefit Plans and reimbursement of ordinary business expenses incurred in the ordinary course of business consistent with past practice.  No Company Related Person (i) is indebted to, or is party to any Contract pursuant to which such Company Related Person is liable for any payment to the Company or any of its Subsidiaries, except indebtedness of advances made to directors, officers or employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (ii) owns any property, asset or right, real or personal, tangible or intangible, that is used by the Company or any of its Subsidiaries.

3.21                        Suppliers; Customers.

(a)                                 The top ten suppliers of the Company and its Subsidiaries for the year ended December 31, 2013 (collectively, the “Key Suppliers”) are listed in Section 3.21(a) of the Disclosure Schedule, with the approximate aggregate total purchases by the Company and its Subsidiaries from such suppliers during the year ended December 31, 2013.  Since January 1, 2013, there has not been any termination of a Material Contract with a Key Supplier.

(b)                                 The top ten customers of the Company and its Subsidiaries for the year ended December 31, 2013 (collectively, the “Key Customers”) are listed in Section 3.21(b) of the Disclosure Schedule, with the approximate aggregate total sales by the Company and its Subsidiaries to such customers during the year ended December 31, 2013.  Since January 1, 2013, there has not been any termination of a Material Contract with a Key Customer.

3.22                        Governmental Contracts Compliance.

(a)                                 Except as set forth in Section 3.22 of the Disclosure Schedule, no Open Government Contract was awarded on the basis of any qualification as a small business or other set aside or preferential prime contractor or subcontractor bidding status.

(b)                                 No Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim that has not been resolved or initiated any dispute proceeding against the Company or any of its Subsidiaries relating to any Government Contract or Government Bid that has not been resolved, nor is the Company or any of its Subsidiaries asserting any claim or initiating any dispute proceeding concerning any such Government Contract or Government Bid.

(c)                                  With respect to each Open Government Contract and each Open Government Bid: (i) there are no outstanding performance bonds or requirements for performance bonds; (ii) there are no assignment of revenues or anticipated revenues (including but not limited to any assignments pursuant to the federal Assignment of Claims Act, 31 U.S.C. § 3727); and (iii) the Company and its Subsidiaries have internal Government Contract compliance controls that are generally reasonable for the size and provisions of Government Contracts typically entered into by the Company.

(d)                                 With respect to each Government Contract and each Government Bid: (i) the Company and its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly or by operation of law therein; (ii) the Company and its Subsidiaries have complied in all material respects with the requirements of applicable laws pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were current, accurate, and complete in all material respects as of their effective date; (iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing, that the Company or its Subsidiary has breached or violated any applicable Law, material certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; and (v) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(e)                                  (i) neither the Company nor any Subsidiary nor to the Knowledge of the Company, any of their respective directors, officers or employees is (or during the last three (3) years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid (other than routine Defense Contract Audit Agency audits, in which no material irregularities, misstatements or omissions were identified); and (ii) during the last three (3) years, neither the Company nor any Subsidiary has made a voluntary or mandatory disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

3.23                        No Additional Representations or Warranties.  Except as expressly provided in this Article III, neither the Company nor its Subsidiaries, or any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates.  Without limiting the foregoing but also without limiting the scope of the representations and warranties set forth in this Article III and/or in the Letters of Transmittal and the Stockholder Support Agreement, Parent acknowledges that Parent, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of the Surviving Corporation and its Subsidiaries as conducted after the Closing, as contained in any materials provided by any of the Company, its Subsidiaries or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.  For the purposes herein, any information provided to, or made available to, Parent by or on behalf of any of the Company or its Subsidiaries shall include any and all information that may be contained or posted in any electronic data room established by the Company or its representatives in connection with the transactions contemplated by this Agreement.  The foregoing shall in no way be construed to limit or impair Parent’s or its Affiliates’ right to make claims against any Person for or in the nature of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1                               Due Incorporation; No Prior Activities.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.  All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of Liens of any kind.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.2                               Due Authorization.  Each of Parent and Merger Sub has full power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Parent and Merger Sub, as applicable, of this Agreement and such Related Agreements have been duly authorized by all necessary corporate or other action of Parent and Merger Sub.  Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements to which it is or will be a party.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub and the Related Agreements to which it is a party, upon execution and delivery by Parent and Merger Sub, as applicable, will constitute legal, valid and binding obligations of Parent and Merger Sub, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3                               Consents and Approvals; No Violations.  Except for (a) filings under Section 2.3 and (b) filings under the HSR Act, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Related Agreements to which it is or will be a party, will not (i) violate or conflict with in any material respect any Law or order of any Governmental Authority applicable to Parent or Merger Sub; (ii) require any filing or registration by Parent or Merger Sub with, or consent or approval with respect to Parent or Merger Sub of, any Governmental Authority; (iii) violate, conflict with, result in a breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, alteration, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties, rights or assets is bound or affected, except where such breach, conflict, violation or default, would not reasonably be expected to have a material adverse effect on Parent or Merger Sub or materially hinder, impair or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements; or (iv) violate or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub.

4.4                               Parent’s and Merger Sub’s Examination.  Parent, Merger Sub and their representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of the Company and its Subsidiaries in connection with the determination by Parent and Merger Sub to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby; provided, that nothing in this Section 4.4 shall limit the scope of the representations and warranties set forth in Article III, and/or in the Letters of Transmittal and/or the Stockholder Support Agreement, or the rights to indemnification pursuant to Article IX.

4.5                               Investigation; Limitation on Warranties.

(a)                                 Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any other Person acting on behalf of the Company or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule or those made by the Stockholders in the Letters of Transmittal and the Stockholder Support Agreement.  Without limiting the scope of the representations and warranties set forth in Article III, and/or in the Letters of Transmittal and/or the Stockholder Support Agreement, or the rights to indemnification pursuant to Article IX, Parent and Merger Sub further agree that no Stockholder will have or be subject to any liability to Parent or any other Person resulting from the distribution or use by Parent, the Surviving Corporation, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives of any such information, and any legal opinions, memoranda, summaries or any other information, document or material made available to Parent or its Affiliates or representatives in certain “data rooms,” management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement.

(b)                                 Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties of the Company expressly set forth in Article III hereof and those made by the Stockholders in the Letters of Transmittal and the Stockholder Support Agreement, the capital stock of the Company is being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.  Each of Parent and Merger Sub acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, by any Person, except for the representations and warranties of the Company expressly set forth in Article III hereof and those made by the Stockholders in the Letters of Transmittal and the Stockholder Support Agreement.

(c)                                  Except for the representations and warranties of the Company expressly set forth in Article III and those made by the Stockholders in the Letters of Transmittal and the Stockholder Support Agreement, Parent and Merger Sub acknowledge that (i) they are relying on their own investigation and analysis in entering into the transactions contemplated hereby, (ii) they are knowledgeable about the industries in which the Company and its Subsidiaries operate and (iii) they are capable of evaluating the merits and risks of the Merger as contemplated by this

Agreement and are able to bear the substantial economic risk of such investment for an indefinite period of time.

(d)                                 In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries.  Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent and Merger Sub shall have no claim against any Stockholder or any other Person with respect thereto.  Accordingly, the Company makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).  The foregoing shall in no way be construed to limit or impair (i) the representations and warranties of the Company set forth in Article III or those made by the Stockholders in the Letters of Transmittal and/or the Stockholder Support Agreement, (ii) the rights to indemnification under Article IX or (iii) Parent’s or its Affiliates’ right to make claims against any Person for or in the nature of fraud.

4.6                               Financing.  Parent has delivered to the Company true, complete and correct copies of the executed commitment letter, dated as of January 30, 2014 between Merger Sub, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as amended to the extent permitted hereunder, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, Bank of America, N.A. has agreed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement.  The Debt Financing Commitment has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect.  As of the date hereof, there are no other agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the Debt Financing Commitment that could affect the availability of the Financing, other than (i) the fee letter relating to fees with respect to the Debt Financing Commitment (a complete copy of which has been provided to the Company, with only fee amounts, pricing caps and certain economic terms redacted, which redacted items do not include any conditions precedent related to the funding of the full amount of the Financing and do not otherwise include any terms or provisions that could delay or restrict the availability of the full amount of the Financing ) (the “Fee Letter”), and (ii) as expressly set forth in the Debt Financing Commitment.  As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of each of Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or preferential transfers or other similar Laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There are no conditions precedent related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitment and the Fee Letter or expressly contemplated thereby.  The aggregate proceeds from the Financing, together with available cash of Parent, will be sufficient for Parent and the Surviving Corporation to pay the Estimated Merger Consideration and all related fees and expenses.  As of the date hereof, no event has occurred that would result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent under the Debt Financing Commitment, and assuming the satisfaction of the conditions precedent to Parent’s and Merger Sub’s obligations hereunder, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.  Parent has fully paid all commitment fees or other fees, if any, required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitments.  Notwithstanding anything to the contrary contained herein, Parent and the Company agree that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent is willing and able to consummate the Acquisition on the Closing Date.

4.7                               Solvency.  Subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated hereby set forth in Article VI, immediately after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries will be Solvent.  For purposes of this Section 4.7, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will not have incurred indebtedness beyond its ability to pay as it matures.  For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.8                               Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Parent’s or Merger Sub’s performance under this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

4.9                               Acquisition for Investment; Restricted Securities.  Parent is acquiring the capital stock of the Surviving Corporation solely for Parent’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the capital stock of the Surviving Corporation or dividing its participation herein with others.  Parent understands and acknowledges that (a) none of the capital stock of the Surviving Corporation has been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the capital stock of the Surviving Corporation constitutes “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the capital stock of the Surviving Corporation is traded or tradable on any securities exchange or over-the-counter; and (d) none of the capital stock of the Surviving Corporation may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such capital stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Parent will not transfer or otherwise dispose any of the capital stock of the Surviving Corporation acquired hereunder or any interest therein in any manner that may cause any Fully-Diluted Stockholder to be in violation of the Securities Act or any applicable state securities laws.  Parent is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

4.10                        Plant Closings and Mass Lay-Offs.  Parent does not currently plan or contemplate any plant closings, reductions in force or terminations that, in the aggregate, would constitute a mass lay-off of the employees of the Company or any of its Subsidiaries under or any federal, state or local statute or ordinance.

4.11                        Brokers and Finders.  Neither Parent nor Merger Sub has used, paid, has become obligated to pay, or will pay or become obligated to pay, any fee or commission to any broker, investment banker, financial advisor or finder in connection with the transactions contemplated by this Agreement for which the Company or any of its Stockholders could become liable or obligated.

ARTICLE V

COVENANTS

5.1                               Access to Information and Facilities.

(a)                                 From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, the Company (i) shall give Parent and Merger Sub and Parent’s and Merger Sub’s representatives, upon reasonable notice, reasonable access to the Company’s and each of its Subsidiaries’, and shall use its commercially reasonable efforts to give reasonable access to each of the Joint Venture Entities’, offices, facilities, books and records during normal business hours and (ii) shall make the officers and employees of the Company and its Subsidiaries, and shall use its commercially reasonable efforts to make the officers and employees of the Joint Venture Entities, available to Parent and Merger Sub and their representatives as Parent, Merger Sub and their representatives shall from time to time reasonably request, in each case of the foregoing clauses (i) and (ii), to the extent that such access and disclosure would not obligate the Company or any of its Subsidiaries or any of the Joint Venture Entities to take any actions that would unreasonably disrupt the normal course of their businesses; provided, that nothing herein shall require the Company to provide access or to disclose any information to Parent if such access or disclosure in the reasonable and good faith determination of the Company (A) would cause significant competitive harm to the Company, any of its Subsidiaries or any of the Joint Venture Entities if the transactions contemplated by this Agreement are not consummated, (B) would be in violation of applicable Laws (including the HSR Act and other anti-trust laws) or (C) would violate an obligation of confidentiality under a Contract with a third party to which the Company, any of its Subsidiaries or any of the Joint Venture Entities is bound or adversely affect the ability to assert attorney-client, attorney work product or other similar privilege, provided that in the cases of subclauses (A) through (B) above, the Company will use its commercially reasonable efforts to (1) obtain the consent of any Person necessary to permit such disclosure or make appropriate alternate arrangements, (2) limit such access or information only to the extent the provision of such access or information is restricted or harmful and (3) will reasonably cooperate with Parent to eliminate or limit such restriction and allow such access or information to the maximum extent possible, including by providing such access or information to Parent’s attorney, accountants, consultant or other advisors, providing a summary of such information and/or making such information available in a “clean room” or similar place where access is restricted to Person permitted to view such information.  Parent is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates to not) contact any customer, supplier, distributor, lender or other material third party business relation of the Company or any of its Subsidiaries with respect to the Company’s business or the transactions contemplated by this Agreement prior to the Closing without the prior written consent of Thaddeus J. Fortin (it being understood that nothing in this Section 5.1(a) shall restrict the right of Parent or any such Person from contacting (y) any such customer, supplier, distributor, lender or other material third party business relation in the ordinary course of conducting its own business or (z) any lender of the Company with respect to such lender’s potential participation in the Financing).

(b)                                 Prior to the Closing, Parent, Merger Sub and their representatives shall treat and hold strictly confidential any Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement, to which Parent and Merger Sub agree to be bound, as if such Confidentiality Agreement remained in effect through the earlier of the Closing Date and the second anniversary of the date hereof.

5.2                               Preservation of Business.  From the date of this Agreement until the Closing Date, other than as specifically contemplated by this Agreement, as set forth in Section 5.2 of the Disclosure Schedule or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, shall cause its Subsidiaries to and shall use the Company’s commercially reasonable efforts to cause the Joint Venture Entities to conduct its business in the ordinary and usual course of business consistent with past practice.  From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, other than as expressly contemplated by this Agreement, as set forth in Section 5.2 of the Disclosure Schedule or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to and shall use its commercially reasonable efforts to cause the Joint Venture Entities not to, directly or indirectly, take any of the following actions:

(a)                                 declare, set aside, make or pay any dividends, distributions or other transfers in cash or in kind in respect of the equity interests of the Company or its Subsidiaries (including by way of redemption or repurchase of equity interests) other than (i) the FineChem Dividend and (ii) intercompany dividends, distributions or transfers, in each case, in the ordinary course of business;

(b)                                 (i) transfer, issue, sell, pledge, encumber, or dispose of any securities (including any convertible securities) of, or other ownership interests in, the Company or its Subsidiaries, or grant equity rights, Options, Warrants or any other options, warrants, calls or other rights to purchase or otherwise acquire securities or other securities of, or other ownership interests in, the Company or its Subsidiaries other than issuances of Common Stock pursuant to exercises of Options or Warrants outstanding as of the date of this Agreement in accordance with the terms and conditions thereof, (ii) issue or grant any phantom stock or similar rights or (iii) grant any registration rights or other similar rights with respect to any equity interests or securities;

(c)                                  effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or its Subsidiaries, or amend the terms of any outstanding securities of the Company or its Subsidiaries;

(d)                                 amend, terminate or modify the 2007 Stock Option Plan;

(e)                                  establish, adopt, amend, terminate or modify any Benefit Plan, other than as otherwise (i) required by applicable Law, (ii) expressly contemplated in this Agreement, or (iii) in the ordinary course of business;

(f)                                   amend the Certificate of Incorporation, bylaws or other organizational documents of the Company, the organizational documents of any of its Subsidiaries or consent to the amendment of the organizational documents of any of the Joint Venture Entities, or enter into any indemnification or similar arrangements or agreements with directors, officers, employees or other natural Persons;

(g)                                  merge or consolidate with any other Person or create or dissolve any Subsidiary or acquire, sell or otherwise dispose of any ownership interest in any Person, including by means of a merger, consolidation, acquisition of stock or assets or otherwise;

(h)                                 incur, assume or refinance any Indebtedness, other than capital leases, draws on revolving credit facilities or letters of credit in the ordinary course of business, or issue any performance bonds (including bid and performance bonds), surety bonds, letters of credit or similar instruments, other than in the ordinary course of business, or fail to timely pay any Indebtedness when due;

(i)                                     enter into any Contract with a Company Related Person, other than employment-related agreements or Benefit Plans that are not otherwise prohibited under the other provisions of this Section 5.2;

(j)                                    (i) make, assume or endorse any loans, advances, guarantees or capital contributions to or investments in any Person, other than intercompany loans, advances, guarantees or capital contributions or loans, advances, guarantees or capital contributions in the ordinary course of business, (ii) cancel, forgive or discharge in whole or in part any material loans or advances due to, or claims of any, the Company, any of its Subsidiaries or any of the

Joint Venture Entities other than in the ordinary course of business or (iii) waive any rights of material value to the Company, any of its Subsidiaries or any of the Joint Venture Entities, other than in the ordinary course of business;

(k)                                 (i) enter into or propose to enter into any Material Contracts other than in the ordinary course of business, (ii) amend, modify or waive any Material Contract, other than amendments or modifications in accordance with the terms of such Material Contract and not materially adverse to the Company or its Subsidiaries, or (iii) voluntarily terminate any Material Contract other than in the ordinary course of business;

(l)                                     enter into any new Contract that would be a Real Property Lease, terminate any Real Property Lease for or purchase any real property;

(m)                             sell, assign, license, transfer, mortgage, pledge or otherwise dispose of or subject to Liens (other than Permitted Liens) any of the Company’s or its Subsidiaries’ material tangible personal property, equipment, machinery, vehicles or fixed assets, other than the sale of inventory or obsolete or excess equipment in the ordinary course of business;

(n)                                 hire any management-level employee with a base salary of $200,000 or more or terminate any such management-level employee, increase the compensation of any employee, other than normal increases in the ordinary course of business consistent with past practice that apply only to employees other than the Company’s Chief Executive Officer and his direct reports or in accordance with any pre-existing contractual obligations or enter into any employment agreement with or grant any new severance or similar rights to the Company’s Chief Executive Officer or his direct reports;

(o)                                 change its method of accounting (for financial purposes) or practices of the Company or its Subsidiaries or revalue any of the assets of the Company or any of its Subsidiaries, except, in each case, as required by GAAP;

(p)                                 (i) make any Tax election (including any change in Tax election), (ii) enter into any closing or other agreement with a Taxing authority, (iii) change its method of Tax accounting, (iv) seek a Tax ruling or (v) file any amended Tax Return, in each case, that would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(q)                                 initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills), or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $1,000,000 and does not involve injunctive or other equitable relief or a claim against a Governmental Authority);

(r)                                    terminate the coverage of any Insurance Policies or take or fail to take any action if such action or inaction, as the case may be, would affect adversely in any material respect the applicability of any insurance (including reinsurance) maintained by the Company or its Subsidiaries in effect on the date of this Agreement that covers the Company or its Subsidiaries or any of their employees, except, in each case, where such terminated coverage is replaced by comparable coverage;

(s)                                   make or authorize or commit to make any capital expenditures in excess of $500,000 per month;

(t)                                    commence any proceeding for any voluntary liquidation, dissolution, or winding up, including initiating any bankruptcy proceedings;

(u)                                 implement any “plant closing” or “mass layoff” of employees of the Company or its Subsidiaries as defined under the WARN Act (or any similar state, local or foreign law) with respect to any of the Company or its Subsidiaries; or

(v)                                 agree or commit to do any of the foregoing.

5.3                               Exclusivity.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, neither the Company nor its Subsidiaries shall, directly or indirectly, through any officer, director, employee, agent, partner, affiliate or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating, with respect to the Company or its Subsidiaries, to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or its Subsidiaries or (d) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to effect a Competing Transaction, or accept any proposal or offer from any Person (other than Parent and its Affiliates) relating to a potential Competing Transaction.  The Company shall, and shall cause all Persons acting on behalf of it to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing.

5.4                               Efforts.  Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable.  Without limiting the generality of the foregoing, each of the Company and Parent shall use commercially reasonable efforts to as promptly as practicable (a) obtain from Governmental Authorities and other Persons all consents, waivers, approvals, authorizations, qualifications and orders as are necessary or may be required for or as a result of the consummation of the transactions contemplated by this Agreement and (b) make all necessary filings with respect to this Agreement or the transaction contemplated hereby required under applicable Law.  The “commercially reasonable efforts” of the Company shall not require the Company or any of its Subsidiaries, their Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to Parent for the consummation of the transactions contemplated hereby; provided that if the Company or any of its Subsidiaries, their Affiliates or representatives elect to remedy such breach, the Company shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 5.2, for purposes of determining Parent’s obligations to consummate the transactions contemplated hereby pursuant to Section 6.1.

5.5                               Competition Clearance.

(a)                                 Without limiting Section 5.4, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven (7) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain all requisite authorizations and approvals under other Antitrust Laws; provided, however, that the parties shall request early termination of the waiting period under the HSR Act unless both Parent and the Company otherwise agree.

(b)                                 Each of the Company, on the one hand, and Parent, on the other hand, shall, in connection with the efforts referenced in Section 5.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.  As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Competition Laws and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Sections 5.5(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all such actions as may be necessary to resolve objections or suits so as to permit consummation of the Merger and the transactions contemplated by this Agreement in a timely manner, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, regardless of the consideration, the sale, divestiture, license or disposition of any assets or businesses of the Company or the Subsidiaries or controlled Affiliates or of Parent or controlled Affiliates, and (ii) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s, the Company’s or the Subsidiaries’ or their controlled Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, in each case as may be required in order to effect the satisfaction of the conditions set forth in Article VI and Article VII prior to the Termination Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other legal requirement in any suit or proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date; provided, however, that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such order, requirement, condition, understanding or agreement is binding on the Company only in the event that the Closing occurs.  Notwithstanding anything in this Agreement to the contrary, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, publicly or before any Governmental Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, disposition, license, prohibition, restriction, limitation or other action of a type described in this Section 5.5(c).

(d)                                 Parent shall be responsible for the payment of all filing fees under the HSR Act.

5.6                               Supplemental Information.  From time to time prior to the Closing, each party hereto shall give prompt notice in writing to the other parties of the occurrence, or failure to occur, of any matter which occurrence or failure (a) if existing, occurring or known at the date of this Agreement would have been required to be disclosed or (b) would render inaccurate, or result in a breach of, any of the representations, warranties, covenants or agreements of such party contained herein; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) be deemed to have modified any representation or warranty or cured any breach for purposes of determining the satisfaction of the closing conditions set forth in Article VI or VII, as applicable, a party’s right to terminate this Agreement pursuant to Article VIII or a party’s right to indemnification pursuant to Article IX, (ii) limit in any way or otherwise affect the remedies available to a party hereunder or (iii) constitute an acknowledgment or admission of a breach of this Agreement.

5.7                               Preservation of Records; Post-Closing Access and Cooperation; Litigation Support.

(a)                                 For a period of seven (7) years after the Closing Date or such other period (if longer) required by applicable Law, the Surviving Corporation shall preserve and retain, all corporate, accounting, legal, auditing, human resources, Tax and other books and records of the Surviving Corporation and its Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Surviving Corporation and its Subsidiaries prior to the Closing Date.

(b)                                 Except as determined in good faith by Parent and the Surviving Corporation (i) as is necessary to ensure compliance with applicable Law, (ii) the preservation of attorney-client, attorney work product or other similar privilege, or (iii) compliance with confidentiality obligations under Contracts with third parties, Parent and the Surviving Corporation shall, after the Closing Date, afford promptly to the Representative reasonable access during normal business hours to the books and records of the Surviving Corporation upon the reasonable written request by the Representative, including on behalf of any Fully-Diluted Stockholder, for a reasonable business purpose pertaining to a Fully-Diluted Stockholder’s prior ownership and solely to the extent that such access will not unreasonably interfere with the normal conduct of Parent’s or the Surviving Corporation’s business; provided, however, that in the case of a determination by Parent or the Surviving Corporation referred to in clauses (i) through (iii) above, Parent will, and will cause the Surviving Corporation to, use its commercially reasonable efforts to (A) obtain the consent of any Person necessary to permit such disclosure or make appropriate alternate arrangements, (B) limit such access or information only to the extent the provision of such access or information is restricted or harmful and (C) reasonably cooperate with the Representative to eliminate or limit such restriction and allow such access or information to the maximum extent possible, including by providing such access or information to the Representative’s attorney, accountants, consultant or other advisors, providing a summary of such information and/or making such information available in a “clean room” or similar place where access is restricted to Person permitted to view such information..

5.8                               Employees and Benefits.

(a)                                 Parent has no present intention to terminate the employment of or materially change the terms and conditions of employment of any persons who are employed by the Company or any of its Subsidiaries as of the Closing Date (the “Employees”).  Prior to the Closing Date, the Company and Parent agree to reasonably cooperate with (which shall include providing Parent a meaningful opportunity to review and comment on all material documents and communications) and to provide information to each other, in each case as necessary or appropriate to comply with or satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any employee or labor organization representing or related to employees of any of the Company or any of its Subsidiaries.

(b)                                 For a period of no less than one (1) year following the Closing Date, Parent and the Surviving Corporation shall provide or cause the Employees to be provided with (i) a base salary or wages that are no less favorable than, (ii) variable/incentive/bonus pay programs that provide the same or better target bonus opportunities (excluding any value attributable to equity and equity-based compensation) as compared to, and (iii) other benefit plans and arrangements that are no less favorable in the aggregate than, in each of clauses (i), (ii) and (iii), those provided to such Employees immediately prior to the Closing Date.  Notwithstanding the foregoing, this Section 5.8 shall not limit the obligation of any of Parent and the Surviving Corporation or their Affiliates to comply with applicable Laws or the terms of any existing compensation arrangement or benefit plan (as such arrangement or benefit plan may be modified, amended or terminated in accordance with its terms).  No provision of this Agreement shall be construed as a guarantee of continued employment of any Employee and this Agreement shall not be construed so as to prohibit Parent and the Surviving Corporation from having the right to terminate the employment of any Employee; provided that any such termination is effected in accordance with applicable Law.  Nothing in this Agreement shall be construed as an amendment to any employee benefit plan.

(c)                                  Each Employee and former employee of the Company or any of its Subsidiaries shall be credited with his or her years of service with the Company and its Subsidiaries and their Affiliates (and any predecessor entities thereof, to the extent such predecessor service is credited under the applicable plan by the Company or its Subsidiaries prior to the Closing) before the Closing Date under any employee benefit plan of Parent or the Surviving Corporation or any of their Affiliates providing benefits similar to those provided under a Benefit Plan (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under such Benefit Plan for purposes of eligibility to participate, level of vacation or severance benefits,  vesting and benefit accrual (other than benefit accruals under a defined benefit pension plan), except to the extent such credit would result in the duplication of benefits for the same period of service.  With respect to the calendar year in which Parent or any of its Affiliates ceases to maintain any particular Benefit Plan (or to the extent an employee ceases to participate in a Benefit Plan in connection with or following the Closing Date), each employee shall be given credit for amounts paid under such Benefit Plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or its Affiliate, as applicable.

(d)                                 Parent shall waive for each Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent, the Surviving Corporation or any of their Affiliates applicable to such Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Employee under the terms of the welfare plans of the Company and its Subsidiaries on the date of this Agreement.

(e)                                  On and after Closing, Parent, the Surviving Corporation and its Subsidiaries shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Parent, the Surviving Corporation or any of its Subsidiaries (including breach of contract, defamation or retaliatory discharge) regarding Employees who are employed by the Company or any of its Subsidiaries as of the Closing Date, including any such liability (i) under any applicable law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, contract, policy, commitment, or arrangement of the Company and its Subsidiaries, including with respect to severance or retention plans to the extent such severance or retention plans provide payments or benefits with respect to any Employee; provided, that this Section 5.8(e) shall not limit any other right or remedy of Parent under this Agreement.

(f)                                   At the written request of Parent provided to the Representative not less than ten (10) days prior to the Closing, the Company or its applicable Subsidiary shall adopt a resolution terminating the Haas Group International Inc. 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Closing Date, contingent upon the consummation of the transactions contemplated by this Agreement.  Employees who, while employed by the Surviving Corporation after Closing, receive an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code) that constitutes a direct rollover distribution within the meaning of Section 401(a)(31) of the Code and regulations thereunder from the 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution to a plan qualified under Section 401(k) of the Code that is maintained by Parent or one of its Affiliates.  Parent shall take all action necessary to ensure that any Employee who has an outstanding loan under the 401(k) Plan at the Closing Date and elects a direct rollover in accordance with the preceding sentence will be permitted to continue to repay such loan under the 401(k) plan maintained by Parent or its Affiliate.

(g)                                  In any termination or layoff of any Employee by Parent or the Surviving Corporation on or after the Closing, Parent and the Surviving Corporation will comply fully, if applicable, with the WARN Act and all other applicable foreign, federal, state and local laws, including those prohibiting discrimination and requiring notice to employees.  Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries to not, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or employee of the Surviving Corporation or its Subsidiaries without complying fully with the requirements of the WARN Act.  With respect to any acts or omissions by Parent or Surviving Corporation on or after the Closing, Parent and Surviving Corporation will bear the cost of compliance with (or failure to comply with) any such laws.

5.9                               Public Announcements.  Prior to or following the Closing, the Company, Parent, Merger Sub and the Representative shall not, and shall cause their Affiliates not to, issue any press release or otherwise make any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except that no consent shall be necessary to the extent such statements or disclosures are required by applicable Law or by the rules of any national securities exchange (in which case such party agrees to use its commercially reasonable efforts to consult in good faith with the other parties prior to issuing or causing the publication of such press release or other public announcement).  The Company, Parent, Merger Sub and the Representative will consult with each other in good faith before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof.  Notwithstanding anything to the contrary in this Agreement, any Related Agreement or the Confidentiality Agreement, The Jordan Company, L.P. and its Affiliates may provide (a) the financial results achieved by The Jordan Company, L.P. and its Affiliates with respect to their beneficial interest in the Company and its Subsidiaries or (b) a general description of the

Company and its Subsidiaries (including their financial performance, and The Jordan Company, L.P.’s and its Affiliates’ investment and role therein), to the current or prospective limited partners or other business affiliates of The Jordan Company, L.P. or such Affiliates and their respective advisors.

5.10        Indemnification of Directors and Officers.

(a)           For six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such Persons are currently indemnified by the Company or any of its Subsidiaries pursuant to the Company’s or its Subsidiary’s Constituent Documents for acts or omissions occurring at or prior to the Closing Date, and Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ Constituent Documents relating to the exculpation or indemnification of former officers and directors in a manner less favorable than such provisions in effect immediately prior to the Effective Time, except as may be, and only to the extent, required by applicable Law.

(b)           In addition to the other rights provided for in this Section 5.10 and not in limitation thereof (and without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 5.10), for six (6) years from and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries (each, a “D&O Indemnifying Party”), to the fullest extent permitted by applicable Law, indemnify and hold harmless (and release from any liability to Parent or the Surviving Corporation or any of its Subsidiaries), the individuals who, on or prior the Closing Date, were officers or directors of the Company or any of its Subsidiaries (each, a “D&O Indemnitee” and collectively, the “D&O Indemnitees”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to (i) the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or (ii) arising out of acts or omissions taken by the D&O Indemnitees in such capacity occurring on or prior to the Closing Date (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (in each case, a “D&O Indemnifiable Claim”), except for acts or omissions constituting fraud or which involve conduct known to such Person at the time to constitute a material violation of applicable Law; provided, however, that such indemnification of a D&O Indemnitee shall not be available with respect to any amount that the Parent Indemnified Parties are entitled to recover from a D&O Indemnitee under Article IX of this Agreement or pursuant to the Stockholder Support Agreement or any Letter of Transmittal.  Each D&O Indemnitee shall be entitled to advances of all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, that any D&O Indemnitee to whom D&O Expenses are advanced undertakes to repay such advanced expenses if it is ultimately determined that such D&O Indemnitee is not entitled to indemnification.  Any D&O Indemnifiable Claims made on or prior to the sixth (6th) anniversary of the Closing Date, shall continue in effect until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied.  For the purposes of this Section 5.10(b), “D&O Expenses” shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 5.10 shall survive the consummation of the Closing indefinitely.  In the event that Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Parent or its Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 5.10.

(d)           The obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.10 applies without the consent of such affected D&O Indemnitee.

5.11        Filing of Tax Returns; Tax Matters.

(a)           The Company shall prepare and file or cause to be prepared and filed in a timely manner, all Tax Returns required to be filed by the Company and its Subsidiaries after the date hereof and on or before the Closing Date with respect to any Tax.  All such Tax Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Laws.  Parent and the Surviving Corporation shall prepare and file or cause to be prepared and filed in a timely manner, all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period.  All such Tax Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Laws.  The Surviving Corporation shall permit the Representative to comment on any Tax Returns relating to any Pre-Closing Tax Period or Straddle Period at least thirty (30) days (or such shorter period as is reasonable taking into account the Tax period of the respective Tax Return and other relevant circumstances) prior to filing, and shall make any reasonable revisions to such Tax Returns as are requested by the Representative to the extent permitted by applicable Law and to the extent such revisions relate to Taxes for a Pre-Closing Tax Period.  Unless otherwise required by applicable Laws or otherwise permitted by this Agreement, the Surviving Corporation shall not, without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), file any amended Tax Return with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period that would result in a breach of any of the Company’s representations or warranties contained herein,  or otherwise give rise to a claim for indemnification under Section 9.2 or any obligations of the Fully-Diluted Stockholders.  Parent and the Surviving Corporation hereby covenant and agree that neither Parent, the Surviving Corporation nor any of their respective Subsidiaries shall, unless required by applicable Laws or otherwise permitted by this Agreement with respect to any Pre-Closing Tax Period, (i) retroactively apply any changes, amendments or alterations in the Tax positions or elections, or method of Tax accounting taken by the Company or any of its Subsidiaries in any manner or (ii) enter into or commence negotiations regarding any closing, settlement, or other agreement with any Governmental Authority relating to Taxes in a Pre-Closing Tax Period that, in each such case, would result in a breach of any of the Company’s representations or warranties contained herein or otherwise give rise to a claim for indemnification under Section 9.2 or any obligations of the Fully-Diluted Stockholders.

(b)           To the extent permitted by applicable Law, the Company shall elect (and shall cause its Subsidiaries to elect) to treat all applicable taxable periods as ending on the Closing Date; provided that if the Company or any of its Subsidiaries is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate or are attributable or allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable as computed on a closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.  Notwithstanding the foregoing, amounts, if any, included in the income of the Company or its Subsidiaries as a United States shareholder (within the meaning of Section 951(b) of the Code) under Section 951 of the Code with respect to the Straddle Period of any controlled foreign corporation (within the meaning of Section 957 of the Code) shall be allocated between such two taxable years or periods of the Company or such Subsidiary by assuming that, for purposes of Section 951 of the Code, the Straddle Period of the controlled foreign corporation consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date.

(c)           Each party shall promptly notify the other party in writing upon receipt by such party of notice of any pending or threatened Tax audits or assessments or other actions or proceedings relating to Taxes for which the other party may be entitled to indemnification under this Agreement or otherwise have liability (“Tax Contest Claim”); provided, however, that no failure or delay by any party to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligations of the indemnitor hereunder, except to the extent the defense of such Tax Contest Claim is adversely affected thereby.  Parent and the Representative shall cooperate with each other in the conduct of any Tax Contest Claim.  The Representative shall have the right to elect to control the conduct of any Tax Contest Claim that relates solely to Taxes with respect to a taxable period that ends on or before the Closing Date for which the Parent Indemnified Parties may be entitled to indemnification under Article IX (a “Seller Tax Contest Claim”); provided, that (i) the Representative shall keep Parent reasonably informed regarding the progress and substantive aspects of such Seller Tax Contest Claim (including providing copies of all written correspondence), (ii) Parent shall be entitled to participate in such Seller Tax Contest Claim, at its sole expense, and (iii) the Representative shall not compromise or settle any such Seller Tax Contest Claim without obtaining Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided further that, notwithstanding the foregoing, Parent shall have the right to control any Seller Tax Contest Claim if the reasonably expected liability for Taxes attributable to the Pre-Closing Tax Period exceeds two times the amount for which the Parent Indemnified Parties shall be entitled to receive pursuant to Article IX after taking into account the reasonably expected liability for other claims under Article IX.  Parent shall have the right to control all Tax Contest Claims (other than any Seller Tax Contest Claim the Representative is entitled to control pursuant to this Section 5.11(c)); provided that with respect to any such Tax Contest Claim for which the Parent Indemnified Parties may be entitled to indemnification under Article IX, (i) Parent shall keep the Representative reasonably informed regarding the progress and substantive aspects of such Tax Contest Claim (including providing copies of all written correspondence), (ii) the Representative shall be entitled to participate in such Tax Contest Claim, at its sole expense, with respect to issues in such Tax Contest Claim for which Parent is entitled to indemnification under Article IX and (iii) Parent shall not compromise or settle any such issues in such Tax Contest Claim that could reasonably be expected to have a material adverse effect on the Fully Diluted Stockholders without obtaining the Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Agreement, to the extent there is any conflict between the provisions of this Section 5.11(c) and Article IX, the provisions of this Section 5.11(c) shall control.

(d)           Parent, the Company and its Subsidiaries, the Fully-Diluted Stockholders and the Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably required by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any administrative or judicial proceedings with respect to Taxes.  Such cooperation shall include the retention of, and upon the other party’s request, the provision of records and information reasonably relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material providing hereunder, and the provision of such powers or attorney as may be necessary to allow for the control of any administrative or judicial proceedings with respect to Taxes.  Parent, the Company and its Subsidiaries, the Representative and their Affiliates, upon the reasonable request of the other party, shall use reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(e)           The parties agree, for U.S. federal, state and local income tax purposes, to treat and report the consideration received by the Stockholders in respect of Preferred Stock as full payment in exchange for such stock, unless otherwise required by Applicable Law.

5.12        Transactions Outside the Ordinary Course of Business.

(a)           Any Taxes incurred as a result of any actions or transactions on the Closing Date, but after the Closing, taken by Parent, the Surviving Corporation, or their Affiliates that are not in the ordinary course of business and not contemplated by this Agreement shall, to the extent permitted by applicable Laws, be treated for all purposes of this Agreement and for purposes of filing all relevant Tax Returns as occurring on the day after the Closing Date.

(b)           With respect to any Subsidiary of the Company that is characterized as a foreign corporation for U.S. federal income Tax purposes (a “Foreign Corporate Subsidiary”), from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, neither Parent nor the Surviving Corporation shall take, or cause its Affiliates (including the Subsidiaries of the Company) to take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Foreign Corporate Subsidiary, including pursuant to Section 304 of the Code, which dividend would result in a diminution of foreign tax credits that, absent such transaction, may be claimed in a Pre-Closing Tax Period, without obtaining the Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           Parent shall not make an election under Section 338(g) of the Code with respect to the acquisition of the Company or the Subsidiaries.

5.13        Transfer Taxes.  All federal, state, local and non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (excluding, for the avoidance of doubt, any Taxes described in Section 2.14)  applicable to, imposed upon, or arising out of the transfer of Common Stock, Preferred Stock, Options and Warrants shall be paid by Parent.

5.14        Stockholders Action.

(a)           Within one (1) Business Day following the execution of this Agreement, the Company shall deliver to Parent the Stockholder Support Agreement executed by holders of 90% of the outstanding shares of the Common Stock and the Preferred Stock, which agreement shall include resolutions adopted by written consent of the holders of 90% of the outstanding shares of the Common Stock and the holders of 90% of the outstanding shares of the Preferred Stock evidencing the adoption and approval by such holders of the Agreement, the Merger and the other transactions contemplated hereby and thereby in accordance with the DGCL and the Company’s Constituent Documents.

(b)           Promptly after the execution of this Agreement, the Company shall prepare and deliver to any Fully-Diluted Stockholder who has not executed the Stockholder Support Agreement a notice that complies with Section 228(e) of the DGCL of the adoption and the approval of this Agreement, the Stockholder Support Agreement and the other Related Agreements to which the Company is party, the Merger and the other transactions contemplated hereby and thereby by written consent of the Company’s stockholders, which notice shall also constitute the notice required under applicable Laws that appraisal or similar rights may be available to the Stockholders who did not execute the Stockholder Support Agreement, under certain circumstances. Any materials to be submitted to the Stockholders by the Company in connection with this Agreement or the transactions contemplated hereby shall be subject to Parent’s advance review and approval (not to be unreasonably withheld).

(c)           If required to avoid the imposition of Taxes under Section 4999 of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company shall use its commercially reasonable efforts to obtain any necessary payment or benefit waivers and shall deliver to its stockholders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code, soliciting the consent of its stockholders to the transactions disclosed therein.  Parent shall provide the Representative with all relevant terms of any employment contracts or other arrangements that will be entered with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company and its Subsidiaries on or before the Closing Date that could result in payments and other terms (including, rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure and consent under the previous sentence is valid.  To the extent such information provided by Parent is incorrect or incomplete in any respect, all Taxes of the Company and its Subsidiaries for any Taxable periods ending on or prior to the Closing Date shall be computed for purposes of this Agreement assuming that no payment made by the Company or any of its Subsidiaries (including any payments included in the Transaction Tax Benefits) is nondeductible under Section 280G of the Code, but only to the extent that the incorrect or incomplete information provided by Parent is the sole cause for a payment being nondeductible under Section 280G.

5.15        Financing.

(a)           Without the prior written consent of the Company, each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitment if such amendment, modification, waiver or replacement would or would reasonably be expected to (i) delay or prevent the Closing Date, (ii) adversely impact the ability of Parent or Merger Sub to timely consummate the transaction contemplated by this Agreement or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto.  Subject to the terms of the Debt Financing Commitment and this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things within their control that are necessary to arrange the Financing on substantially the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof), including using its reasonable best efforts to (w) maintain in effect the Debt Financing Commitment, (x) satisfy all conditions applicable to Parent and Merger Sub to obtaining the Financing at the Closing set forth therein that are within its control, (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment or, subject to the previous sentence, on such other terms acceptable to Parent and Merger Sub and their Financing Sources (and provide copies thereof to the Company) and (z) upon satisfaction of the conditions set forth in the Debt Financing Commitment, consummate the Financing at or prior to the Closing.  In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment and such amounts are required to pay the Estimated Merger Consideration, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms and conditions not materially less favorable to Parent and Merger Sub and in an amount sufficient to consummate the transactions contemplated hereby following the occurrence of such event.  Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing.  Parent and Merger Sub shall use their reasonable best efforts to cause the Financing Sources providing the Financing to fund the Financing required to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date if all conditions set forth in the Debt Financing Commitment have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the Closing), but subject to the fulfillment or waiver of those conditions.  For purposes of this Section 5.15 and Section 4.5, references to “Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted by this Section 5.15 to be amended, modified or replaced and references to “Debt Financing Commitment” shall include such documents as permitted by this Section 5.15 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(b)           The Company shall, and shall cause its Subsidiaries to, cooperate with Parent (and use reasonable best efforts to cause the independent accounting firm and other advisers retained by the Company to cooperate with Parent) in connection with the Financing contemplated in the Debt Financing Commitment, including, without limitation, (i) facilitating customary due diligence, (ii) arranging for members of senior management of the Company and its Subsidiaries to participate in meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions, sessions with rating agencies or other syndication activities reasonably required in order to satisfy the conditions to consummation of the Financing, (iii) assisting Parent and the Financing Sources with the preparation of customary materials for rating agency presentations, bank information memoranda (including customary authorization and representation letters) and other written offering materials used to syndicate such Financing, to the extent information contained therein relates to the Company or its Subsidiaries, (iv)(A) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and other definitive financing documents and using reasonable best efforts to assist in the negotiation and execution of collateral related documentation involving third parties and (B) providing documents requested by Parent or the Financing Sources relating to the existing indebtedness of the Company and the release of related Liens, including customary payoff letters, (v) facilitating the pledging of collateral and the granting of security interests in collateral in connection with the Financing, provided that no pledge or grant of security interests shall be effective until the Closing, and (vi) furnishing to Parent and its Financing Sources as promptly as practicable such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to satisfy the conditions to consummation of the Financing, including, without limitation, applicable “know your customer” information and the Required Information.  Notwithstanding the foregoing, (i) the Company shall not be required to pay any commitment or similar fees in connection with the Financing and (ii) the Company and its Subsidiaries shall not be required to enter into any binding commitment or incur any liability in connection with the Financing which is not contingent upon the Closing or that would be effective prior to Closing.  Parent shall indemnify and hold harmless the Company, its Subsidiaries, the Fully-Diluted Stockholders, their Affiliates and their respective directors, officers, employees, attorneys, accountants and other advisors or representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 5.15(b) and any information utilized in connection therewith, other than to the extent any of the foregoing arise from (A) the willful misconduct or gross negligence of any of the Company, the Subsidiaries or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives or (B) any information provided by any of the Company, its Subsidiaries or its or their respective directors, officers, employees, attorneys, accountants or other advisors which is the subject of any of the representations or warranties set forth in Article III and such information would constitute a breach of any such representation or warranty.  Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out of pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation required by this Section 5.15(b).  The Company consents to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the arrangement of the Financing in a manner customary for financing transactions, and no fees or commissions in connection with the Financing shall constitute Seller Transaction Expenses.

5.16        Consideration Allocation Spreadsheet.

(a)           No later than two (2) days prior to the Effective Time, the Company shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent, executed by the Company’s chief financial officer (the “Consideration Allocation Spreadsheet”) setting forth the following:

(i)            the Estimated Merger Consideration (and the Per Share Common Stock Merger Consideration);

(ii)           the Preferred Stock Redemption Amount (as well as the aggregate Series A Redemption Amount, Series B Redemption Amount, Series C Redemption Amount and Series D Redemption Amount payable to each holder of Preferred Stock);

(iii)          the amount of Fully-Diluted Outstanding Stock; and

(iv)          the following information relating to each Fully-Diluted Stockholder: (A) name, address (as listed in the corporate record books of the Company) and social security numbers or tax identification numbers (if known by the Company); (B) the number and class or series of shares of Company Capital Stock held by, or subject to the Options or Warrants held by, such Person and the respective certificate numbers (if applicable); (C) the Per Share Common Stock Merger Consideration, Per Warrant Merger Consideration and/or the Per Option Merger Consideration payable to such Person, with a separate indication of all components thereof (including the Preferred Stock Redemption Amounts); (D) the portion of the Estimated Merger Consideration to be deposited into the Escrow Account in accordance with Section 2.12(c)(vi) and the Ownership Percentage with respect to each Fully-Diluted Stockholder with respect thereto; (E) with respect to each holder of Options, the number of shares of Common Stock subject to such Options and the exercise price per share of such Options, and (F) with respect to each holder of Warrants, the number, class and series of Company Capital Stock subject to such Warrants and the exercise price per share of such Warrants.

(b)           Each of the Company and the Fully-Diluted Stockholders understands that Parent and the Paying Agent shall be entitled to rely on such certificate for the purposes of making any payments hereunder.

5.17        Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)           Parent waives and shall not assert, and agrees to cause the Surviving Corporation and its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any of the Representative, Stockholders and their respective Affiliates or any director, officer or employee of any of the foregoing (individually and collectively, the “Seller Group”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel currently representing the Seller Group in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”).

(b)           Parent waives and shall not assert, and agrees to cause the Surviving Corporation and its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any member of the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Parent and, following the Closing, with the Surviving Corporation and its Subsidiaries, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Company; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or to communications with any Person other than the Seller Group.

(c)           Parent hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel.

5.18        FineChem Dividends.  Parent and the Surviving Corporation will not exercise an approval or other similar right to prevent, or otherwise take actions to impede, the declaration of the FineChem Dividend.  To the extent any FineChem Dividends are received by the Surviving Corporation, Parent or any of its Subsidiaries following 12:01 a.m. Eastern time on the Closing Date and on or prior to December 31, 2014, Parent shall cause such FineChem Dividends to be paid promptly and, in any event, within three (3) Business Days, to the Representative on behalf of the Fully-Diluted Stockholders and the Representative shall pay such FineChem Dividends to the Fully-Diluted Stockholders in accordance with their Ownership Percentages.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub at Closing under this Agreement are subject to the satisfaction (or waiver by Parent) of the following conditions precedent on or before the Closing Date:

6.1          Warranties True as of Present Date.  Each of the representations and warranties of the Company contained in Article III shall be true and correct in all material respects (without regard to any qualifications as to Material Adverse Effect or materiality contained in such representations and warranties) as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without regard to any qualifications as to Material Adverse Effect or materiality contained in such representations and warranties) as of such earlier date).

6.2          Compliance with Agreements and Covenants.  The Company shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects (except as otherwise expressly permitted by Parent or Merger Sub).

6.3          HSR Clearance.  Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

6.4          No Prohibition.  No Law or injunction, judgment or ruling which prohibits the consummation of the transactions contemplated hereby shall have been adopted, promulgated or entered by any Governmental Authority or shall be in effect as of the Closing Date.

6.5          No Actions or Court Orders.  No suit, action, complaint, claim, investigation, inquiry or other proceeding by any Governmental Authority or other Person shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Related Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

6.6          No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

6.7          Dissenting Shares.  Stockholders holding no more than an aggregate of five percent (5%) of the outstanding shares of Common Stock and holders of Preferred Stock holding no more than five percent (5%) of any series of Preferred Stock shall have exercised appraisal rights with respect to shares of Common Stock under the DGCL or other similar rights (if any) under applicable Law.

6.8          Support Agreement.  There shall not have been any material breach by any Fully-Diluted Stockholder that is a party to the Stockholder Support Agreement of any of such stockholder’s representation, warranties, covenants or agreements contained in the Stockholder Support Agreement.

6.9          Other Deliverables.  Parent shall have received from the Company each of the items set forth in Sections 2.2(b)(i) -(xii) hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company at Closing under Article II of this Agreement are subject to the satisfaction (or waiver by the Representative) of the following conditions precedent on or before the Closing Date:

7.1                               Warranties True as of Present Date.  Each of the representations and warranties of Parent contained in Article IV shall be true and correct in all material respects (without regard to any qualifications as to “material adverse effect” or materiality contained in such representations and warranties) as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects (without regard to any qualifications as to “material adverse effect” or materiality contained in such representations and warranties) as of such earlier date).

7.2                               Compliance with Agreements and Covenants.  Parent and Merger Sub shall have performed and complied with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects.

7.3                               HSR Clearance.  Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

7.4                               No Prohibition.  No Law or injunction, judgment or ruling which prohibits the consummation of the transactions contemplated hereby shall have been adopted, promulgated or entered by any Governmental Authority or shall be in effect as of the Closing Date.

7.5                               Other Deliverables.  The Company shall have received from Parent and Merger Sub each of the items set forth in Sections 2.2(c)(i) through (v) hereof.

ARTICLE VIII

TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)                                 with the mutual written consent of the Company, Parent and Merger Sub;

(b)                                 By either the Company or Parent if the Closing of the Merger shall not have occurred on or before March 30, 2014 (the “Termination Date”); provided, however, that the Termination Date shall automatically be extended by thirty (30) days (to April 30, 2014) if the Closing has not occurred because the conditions contained in Sections 6.3, 6.4 or 6.5 herein have not been satisfied;

(c)                                  By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been or is incapable of being cured by Parent within thirty (30) calendar days after its receipt of written notice thereof from the Company;

(d)                                 By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VI and (ii) has not been or is incapable of being cured by the Company within thirty (30) calendar days after its receipt of written notice thereof from Parent;

(e)                                  By either the Company or Parent if any Governmental Authority (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and (ii) such order, decree, ruling or other action shall have become final and nonappealable;

(f)                                   By Parent, if the Company fails to deliver to Parent within one (1) Business Day of the date of this Agreement, the Stockholder Support Agreement, duly executed by the holders of 90% of the outstanding shares of the Common Stock and holders of 90% of the outstanding shares of the Preferred Stock; or

(g)                                  By the Company, if (i) all of the conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their nature are to be satisfied (including the delivery of documents) at the Closing, which conditions would have been satisfied assuming the Closing had occurred at such time), (ii) the Company has certified in writing to Parent on such date that any conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (or that conditions that by their nature are to be satisfied (including by delivery of documents) at the Closing, which conditions would have been satisfied assuming the Closing had occurred at such time) and that it is ready, willing and able to consummate the transactions contemplated hereby on such date and throughout the three (3) Business Days following delivery of such notice (and such confirmation, a “Closing Failure Notice”), and (iii) Parent fails to consummate the Closing within three (3) Business Days following the delivery of the Closing Failure Notice.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the primary cause of, or directly resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

8.2                               Expenses.  Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.  As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the party’s independent advisor, counsel and accountants, incurred or paid by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

8.3                               Effect of Termination.  Subject to Section 8.4(c), in the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, written notice thereof shall be given to the other party, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2, this Section 8.3 and Section 8.4) on the part of Parent, Merger Sub or the Company or the Representative; provided, however, that the provisions of Section 8.2, this Section 8.3, Section 8.4, Sections 5.1(b), 9.4, 10.6, 10.7, 10.9, 10.12 and 10.13 will survive any termination hereof; provided, further, however, that subject to the terms of this Section 8.3 and Section 8.4, nothing in this Section 8.3 shall relieve any party of any Liability for any material breach by such party of any of its covenants or agreements in this Agreement or for fraud.

8.4                               Termination Fee.

(a)                                 If this Agreement is terminated by the Company pursuant to Section 8.1(c) or Section 8.1(g), then Parent shall pay the Company an amount in cash equal to $30,000,000 (the “Termination Fee”) as set forth in this Section 8.4.  Parent shall pay the Termination Fee to the Company, by wire transfer of immediately available funds to an account designated by the Company, within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(g).

(b)                                 The parties acknowledge and agree that the payment of the Termination Fee shall constitute liquidated damages, and not a penalty, that the Company would not have entered into this Agreement without the agreements contained in this Section 8.4 and that the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.  If Parent fails to pay the Termination Fee in accordance with Section 8.4(a), Parent shall pay to the Company, together with the Termination Fee, (a) interest on the Termination Fee from the date of termination of this Agreement at a rate equal to five percent (5%) per annum and (b) if, in order to obtain such payment, the Company commences an action or proceeding against Parent for the Termination Fee, any reasonable and documented legal fees and costs incurred by the Company in connection with any such action or proceeding.

(c)                                  Notwithstanding anything to the contrary in this Agreement, other than the Company’s right to seek specific performance pursuant to Section 8.5, the Company’s right to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(g) and receive the Termination Fee pursuant to Section 8.4(a) and any amounts under Section 8.4(b) shall constitute the sole and exclusive remedy (whether in respect of any other document or theory of law or equity, in contract in tort or otherwise) of the Company, any of its Subsidiaries and the Representative and any of their respective former, current or future direct or indirect stockholders, controlling persons, general or limited partners, members, managers, directors, officers, employees, agents, assignees, representatives or Affiliates or any former, current, or future direct or indirect stockholder, controlling person, general or limited partner, member, manager, director, officer, employee, agent, assignee, representative or Affiliate of any of the foregoing (collectively the “Company Related Parties”) against Parent, Merger Sub, the Financing Sources, any other potential debt financing source or any of their respective former, current or future direct or indirect stockholders, controlling persons, general or limited partners, members, managers, directors, officers, employees, agents, assignees, representatives or

Affiliates or any former, current or future direct or indirect stockholder, controlling person, general or limited partner, member, manager, director, officer, employee, agent, assignee, representative or Affiliate of any of the foregoing (collectively the “Parent Related Parties” and, with respect to the Financing Sources, such Persons collectively, the “Financing Parties”) for all Losses suffered as a result of the failure of the Merger to be consummated or in respect of this Agreement, the Related Agreements, the Debt Financing Commitment or the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement except with respect to any obligations that survive such termination of this Agreement in accordance with Section 8.3) or in connection with any oral representations made or alleged to be made in connection therewith or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and, upon receipt of the Termination Fee in accordance with this Section 8.4, including any further amounts due under Section 8.4(b), none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties arising out of or relating to this Agreement, the Related Agreements, the Debt Financing Commitment, or the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement) or in connection with any oral representations made or alleged to be made in connection therewith or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall seek to recover any other monetary damages or seek any other remedy based on a claim at law or in equity with respect thereto, except with respect to any obligations that survive such termination of this Agreement in accordance with Section 8.3.

(d)                                 While the Company may pursue both a grant of specific performance or other equitable relief under Section 8.5, followed by, if available in accordance with the terms of this Section 8.4, the payment of the Termination Fee under this Section 8.4, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief (excluding interlocutory relief) and the Termination Fee in connection with this Agreement or any termination of this Agreement.

8.5                               Enforcement.

(a)                                 The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Subject to Sections 8.4(c) and 8.4(d), except as otherwise set forth in this Section 8.5, the parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b)                                 Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 8.5. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 8.5.  Notwithstanding anything to the contrary contained in this Section 8.5, the parties hereto agree that the Company shall not be entitled to seek specific performance to cause Parent to consummate the Closing of the transaction.

(c)                                  To the extent any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 8.3 hereof) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.

ARTICLE IX

SURVIVAL AND REMEDY; INDEMNIFICATION

9.1                               Survival.  All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date; provided, however, that (a) the representations and warranties of the Company in Section 3.11 (other than the representations and warranties in Sections 3.11(g), (h) and (l)) will not survive Closing, (b) all other representations and warranties of the Company (including the representations and warranties in Sections 3.11(g), (h) and (l)), Parent and Merger Sub in this Agreement and in any certificate delivered or to be delivered in connection herewith shall survive the Closing and continue for a period of twelve(12) months after the Closing Date, (c) all covenants and agreements of the parties in this Agreement to be performed or complied with prior to Closing shall survive the Closing for a period of twelve (12) months and (d) all covenants and agreements of the parties in this Agreement which, by their terms, are to be performed or complied with at or following the Closing shall survive in accordance with their terms.  The parties hereto agree that if notice of an indemnification claim in accordance with Section 9.5 or Section 9.6 is given on or prior to the expiration of the applicable survival period indicated in the foregoing sentence (each, an “Indemnification Period”), then, notwithstanding that such Indemnification Period shall have expired, the representations, warranties, covenants, agreements and obligations relating to such claim shall continue to survive until the claim is finally resolved.  Thereafter, neither the Surviving Corporation, Parent, the Company nor the Fully Diluted Stockholders shall be under any obligation or liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate in respect thereto.  It is acknowledged that the representations, warranties and covenants made by the Company are made as of the date of this Agreement and as of the Closing on behalf of the Company, and are not made by the Surviving Corporation.

9.2                               Indemnification from the Escrow Amount.

(a)                                 Except as otherwise provided in this Article IX (including Sections 9.4 and 9.7), from and after the Closing, Parent, the Surviving Corporation and their respective Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents (the “Parent Indemnified Parties”) shall have the right assert a claim against the Escrow Amount in accordance with the Escrow Agreement and this Agreement, including the limitations on indemnification set forth in Sections 9.4 and 9.7, for any and all Losses incurred or suffered by any of the Parent Indemnified Parties arising out of any of the following:

(i)                                     any breach of or any inaccuracy in any representation or warranty made by the Company pursuant to Article III of this Agreement or in any certificate delivered or to be delivered in connection herewith or therewith;

(ii)                                  any breach of or failure by the Company to perform any agreement, covenant or obligation of the Company in this Agreement or in any certificate delivered or to be delivered in connection herewith or therewith;

(iii)                               any appraisal remedies under the DGCL in respect of any Dissenting Shares pursuant to Section 2.8 of this Agreement;

(iv)                              any inaccuracy in the payment amounts or instructions provided in the Consideration Allocation Certificate; and

(v)                                 any Taxes attributable or allocable to a Pre-Closing Tax Period (for this purpose, determined without regard to any Transactions Tax Deductions); provided, that for purposes of this clause (v), references to “Taxes” (x) shall be deemed to include amounts that would have constituted “Taxes” but for the set-off or other utilization of any loss, deduction, credit or other Tax benefit or asset generated in or with respect to a Post-Closing Tax Period and (y) shall not include (I) any such Taxes to the extent such Taxes were reflected in Final Closing Indebtedness or Final Working Capital or (II) any such Taxes resulting from a breach by Parent or the Surviving Corporation under Section 5.11(a).

(b)                                 On the date which is twelve (12) months following the Closing, the Escrow Agent shall release the balance of the Escrow Amount to the Fully Diluted Stockholders, pro rata in accordance with their respective Ownership Percentages and otherwise in accordance with the Escrow Agreement; provided, that the Escrow Agent shall retain an amount (up to the then-remaining balance of the Escrow Amount) equal to the aggregate amount of claims for indemnification under Section 9.2(a) asserted prior to such date (“Unresolved Indemnity Claims”).  The portion of the Escrow Amount retained for any such Unresolved Indemnity Claims shall be subsequently released by the Escrow Agent following the resolution of all such Unresolved Indemnity Claims in accordance with this Article IX and the terms of the Escrow Agreement.  Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent with respect to each release of funds described in this Section 9.2(b).

(c)                                  Notwithstanding anything to the contrary contained herein, the right of any party to indemnification pursuant to this Article IX or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedies based on such representations, warranties, covenants and obligations.

(d)                                 For the avoidance of doubt, references in this Article IX to “indemnitor” when a Parent Indemnified Party is an indemnitee shall be deemed to be references to the Fully-Diluted Stockholders collectively, and any notice requirement with respect to any notice required to be provided under this Article IX by an indemnitee to the indemnitor when a Parent Indemnified Party is the indemnitee shall be deemed satisfied if such notice is delivered to the Representative.

9.3                               Indemnification by Parent.  From and after the Closing, Parent, Merger Sub and the Surviving Corporation agree to indemnify the Fully-Diluted Stockholders and their Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by the Fully-Diluted Stockholders or any of the foregoing Persons (or any combination thereof) (the “Stockholder Indemnified Parties”) arising out of (a) any breach of or any inaccuracy in any representation or warranty made by Parent or Merger Sub pursuant to Article IV of this Agreement or in any certificate delivered or to be delivered in connection herewith or therewith and (b) any breach of or failure by Parent or Merger Sub to perform any agreement, covenant or obligation of Parent or Merger Sub set out in this Agreement or in any certificate delivered or to be delivered in connection herewith or therewith. In no event will the aggregate liability of Parent, Merger Sub and the Surviving Corporation for Losses arising under claims of indemnification brought by the Stockholder Indemnified Parties pursuant to this Section 9.3 exceed $25,000,000; provided, that this limitation shall not apply to Parent’s obligations under Article II or Article VIII.

9.4                               Indemnification Exclusive Remedy.  From and after the Closing, except in the case of fraud, subject to Section 9.6, the sole recourse and exclusive remedy of the parties to this Agreement for the breach of any representations, warranties, covenants and agreements contained in this Agreement or any certificate delivered or to be delivered pursuant to this Agreement, shall be to assert a claim for indemnification under the indemnification provisions of Sections 9.2 or 9.3 (as applicable); provided, that nothing in this Article IX shall limit any party’s right to seek specific performance or other equitable relief pursuant to Section 8.5.  Except for claims pursuant to this Article IX, each indemnified party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any indemnifying party arising under this Agreement or any certificate delivered or to be delivered in connection herewith based upon predecessor or successor liability, contribution, tort or strict liability or any federal, state, local or foreign statute, law, rule, regulation or ordinance or otherwise.  No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, direct or indirect stockholder or equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, direct or indirect stockholder or equityholder, Affiliate, agent, attorney or representative of any of the foregoing (collectively, “Non-Party Affiliates”), nor any Financing Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates, or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates and any such Financing Parties.  Non-Party Affiliates and Financing Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

9.5                               Third-Party Claims.  Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article IX relating to or arising out of claims or actions by Governmental Authorities or other third parties.  Promptly after receipt by the party seeking indemnification hereunder (hereinafter the “indemnitee”) of notice of the commencement of any action or the assertion of any claim, liability or obligation by a Governmental Authority or a third party (whether by legal process or otherwise), against which claim, liability or obligation a party under this Article IX (hereinafter the “indemnitor”) that is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a claim thereon is to be, or may be, made against the indemnitor pursuant to this Article IX, promptly notify the indemnitor in writing of the commencement or assertion thereof, including the reasonable details with respect to the factual and legal basis for such claim; provided, that the failure of any indemnitee to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnitor demonstrates actual material prejudice caused by such failure.  The indemnitor shall have, in all instances, the right to participate in the defense of such action with counsel of reputable standing.  The indemnitor shall have the right to assume the defense of such action, unless such action (a) may result in orders or mandatory injunctions materially impacting the indemnitee’s on-going operation of the business, (b) may result in liabilities which, taken with other then-existing claims under this Article IX, would not be fully indemnified hereunder or (c) may result in potential criminal liability.  The indemnitor shall have twenty (20) days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume the defense thereof.  If the indemnitor does assume such defense, it will, within such twenty (20) days, so notify the indemnitee.  If the indemnitor does not assume such defense and so notifies the indemnitee, or if the indemnitor is barred from assuming such defense pursuant to this Section 9.5, then the indemnitee shall have the right to assume such defense, subject to the participation of the indemnitor, as provided in this Section 9.5, and the indemnitee’s fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the indemnitor.  In any case, the indemnitor and indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents, employees and information (written or otherwise) relevant to such defense.  If the indemnitee shall be required by judgment or a settlement agreement to pay any amount or perform any action in respect of any obligation or liability pursuant to which the indemnitee may make a claim against the Escrow Amount, the indemnitee shall make a claim with the Escrow Agent for the Losses incurred in performing such action (which shall include all reasonable legal fees and expenses related thereto) to be withdrawn from the Escrow Amount in accordance with the terms and provisions of the Escrow Agreement, subject to this Article IX.  Prior to paying any claims against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee pursuant to a settlement agreement (or judgment), the indemnitee must supply the indemnitor with a copy of the proposed settlement (or court judgment or decree, holding the indemnitee liable on such claim or failing such judgment or decree) and must receive the written approval of the terms and conditions of such settlement from the indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, indemnitor’s consent shall not be required for settlements (A) which consist principally of equitable remedies in respect of the indemnitee or its business, or (B) that result in payments by the indemnitee which, taken with other then existing claims under this Article IX, would not be subject to indemnification hereunder.  An indemnitor or indemnitee shall have the authority to settle or compromise any claim for which it has assumed or conducted the defense pursuant to this Section 9.5; provided that an indemnitor shall not settle or compromise any such claim if such settlement or compromise (i) would result in an order, injunction or other equitable remedy in respect of the indemnitee or any of its Affiliates, (ii) would otherwise have a direct effect upon the business or continuing operations of the indemnitee or any of its Affiliates, (iii) contains any admission or statement suggesting any wrongdoing or liability on behalf of the indemnitee or any of its Affiliates, (iv) would result in any liabilities or Losses which, taken together with other existing claims under this Article IX, would not be fully indemnified by the indemnitor hereunder, or (v) would result in potential criminal liability; in each case, without the prior written consent of the indemnitee.  An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or claim, (y) the indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 9.5, or (z) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such reasonable fees and expenses of counsel for the indemnitee shall be borne by the indemnitor and paid in accordance with Section 9.6 and Section 9.8.  If the parties are unable to agree on the amount of any party’s indemnification obligation pursuant to this Section 9.5 (or otherwise have disputes pursuant to this Section 9.5), then such dispute shall be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association (and the last three sentences of Section 9.6 shall apply to such arbitration proceeding).

9.6                               Procedure for Other Claims.  In the event that any indemnitee believes that it is entitled to claim indemnification from an indemnitor under this Article IX and such claim is not subject to Section 9.5, the indemnitee shall notify the indemnitor of such claim, the amount or estimated amount thereof and the reasonable details with respect to the factual and legal basis for such claim; provided, that the failure of any indemnitee to give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnitor demonstrates actual material prejudice caused by such failure.  The indemnitor and indemnitee will proceed, in good faith, to agree on the amount of such indemnification claim.  If the indemnitor and the indemnitee agree on the amount of such indemnification claim, such amount will be paid by the indemnitor or the Escrow Agent, as the case may be, in accordance with Section 9.8.  If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association.  The place of such arbitration shall be New York, NY.  The determination of the amount of any indemnification claim pursuant to this Section 9.6 will be final, binding and conclusive, and the indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the indemnitor or the Escrow Agent, as the case may be, in accordance with Section 9.8, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction described in Section 10.12 to enforce such payment.  Any arbitration costs, costs of any enforcement proceeding and reasonable and documented fees and expenses of such arbitration or enforcement proceeding, including reasonable and documented attorney’s fees, incurred by the indemnitor and indemnitee shall be borne by the indemnitor and indemnitee in inverse proportion to their relative success in such proceeding.

9.7                               Indemnification Limits.

(a)                                 Except with respect to any claims for indemnification relating to breaches of any of the Fundamental Representations or any of the representations and warranties set forth in Section 3.11, Parent and the Surviving Corporation shall not be entitled to indemnification pursuant to Section 9.2(a)(i) until such time as its respective aggregate right to such indemnification exceeds $5,500,000 (it being agreed that in the event such threshold is reached and exceeded, the Fully-Diluted Stockholders will only be liable for Losses in excess of such amount), and only to the extent that the amount of each individual claim for Losses (or series of related claims, in the aggregate) exceeds $150,000.  For the purposes of calculating the amount of the Losses with respect to Section 9.2(a), the representations and warranties of the Company shall be deemed to exclude any materiality (including the words “material” or “Material Adverse Effect”) or similar qualifiers or exceptions contained therein.

(b)                                 EACH OF PARENT AND MERGER SUB AGREES, ON BEHALF OF ITSELF, ITS AFFILIATES (INCLUDING THE SURVIVING CORPORATION), SUCCESSORS AND ASSIGNS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, REPRESENTATIVES AND AGENTS, THAT THE SOLE AND EXCLUSIVE SOURCE OF RECOVERY FOR ANY SUCH PERSON’S INDEMNIFICATION OR OTHER CLAIM UNDER OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE LIMITED TO AND SHALL NOT EXCEED, IN THE AGGREGATE, THE ESCROW AMOUNT EXCEPT FOR (I) CLAIMS AGAINST ANY STOCKHOLDER, ON A SEVERAL (AND NOT JOINT OR JOINT AND SEVERAL) BASIS, PURSUANT TO THE STOCKHOLDER SUPPORT AGREEMENT OR ANY OTHER RELATED AGREEMENT AS SET FORTH THEREIN AND (II) FRAUD.  FOR AVOIDANCE OF DOUBT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO SUCH CLAIM BY PARENT OR MERGER SUB SHALL BE SEPARATELY ASSERTED AGAINST THE STOCKHOLDERS OTHER THAN AS SET FORTH IN THE PREVIOUS SENTENCE.

(c)                                  To the extent that any Losses which would otherwise be subject to indemnification pursuant to this Article IX were reflected in the calculation of the Estimated Merger Consideration pursuant to Section 2.12(a) or in the calculation of the Final Merger Consideration pursuant to Section 2.13(a) (including items in the Final Closing Date Statement), were expressly reflected in Working Capital or, other than with respect to any Taxes, were reflected in the reserves and accruals in the Financial Statements to the extent of those reserves and accruals, (i) Parent, Surviving Corporation or other indemnitee shall not be able to recover for such Losses from the Escrow Amount in each case only to the extent of the amount included in such calculation, adjustment, accrual or reserve, and (ii) such Losses shall not be counted in the determination of whether any deductible, basket, cap or other threshold hereunder has been met, in each case only to the extent of the amount included in such calculation, adjustment, accrual or reserve.

(d)           In no event shall any indemnification of or recovery by the Surviving Corporation or any other indemnitee for Losses pursuant to Section 9.2 that are recoverable in excess of the Escrow Amount exceed, with respect to any Fully-Diluted Stockholder, the amount of the Final Merger Consideration actually received by such Person.

(e)           Parent and the Surviving Corporation will not be entitled to indemnification pursuant to this Article IX with respect to any claim or liability by any employee employed by the Company and its Subsidiaries arising (i) as the result of the termination of such employee’s employment with the Company or any of its Subsidiaries after the Closing Date (unless the notice of termination was provided prior to Closing) or (ii) as a result of the hiring of any person on and after the Closing Date; provided, however, that nothing in this Section 9.7(e) shall limit any right of Parent Indemnified Parties with respect to any breaches of representations and warranties in this Agreement.

(f)            From and after the Closing, Parent and the Surviving Corporation shall maintain or cause to be maintained customary property, casualty, business interruption and other insurance in respect of the Surviving Corporation in accordance with Parent’s general practices.

(g)           Any amounts payable under Section 9.2 or Section 9.3 shall be treated by Parent and the Fully-Diluted Stockholders as an adjustment to the Final Merger Consideration, and shall be calculated after giving effect to (i) any proceeds actually received from insurance policies (net of any deductible or co-payment, Parent’s reasonable estimate of any increase in premiums attributable to such recovery and all out of pocket costs and expenses related to such recovery) covering the damage, loss, liability or expense that is the subject to the claim for indemnity or (ii) any proceeds actually received from third parties (net of any out of pocket costs and expenses related to such recovery) through indemnification, counterclaim or reimbursement agreements or otherwise in compensation for the subject matter of an indemnification claim by such indemnitee (such arrangements referenced in clauses (i) through (ii) in this Section 9.7(g), collectively, “Alternative Arrangements”), and (iii) the Tax Advantage actually realized by the indemnitee resulting from, or as a consequence of, the damage, loss, liability or expense that is the subject of the indemnity.

(h)           Parent and the Surviving Corporation shall utilize their commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 9.2, including pursuing rights and remedies to (i) collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity and (ii) obtain the Tax Advantage to the indemnitee resulting from the Loss that is the subject of the indemnity; provided, that the requirements in the foregoing clause (i) (other than with respect to insurance policies) shall be subject to the indemnitee’s good faith determination that pursuing such other indemnification rights would not be materially adverse to its business relationships.  If any such proceeds, benefits or recoveries are received by Parent or the Surviving Corporation with respect to any Losses after Parent or the Surviving Corporation has received proceeds from the Escrow Amount, Parent or Surviving Corporation shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, (i) deposit such proceeds, benefits or recoveries in the Escrow Account if the Escrow Amount has not been released to the Fully-Diluted Shareholders pursuant to the terms of the Escrow Agreement or (ii) if the Escrow Amount has been released pursuant to the terms of this Agreement and the Escrow Agreement to the Fully-Diluted Shareholders, shall distribute the amount to the Fully-Diluted Stockholders in accordance with their respective Ownership Percentages.

(i)            The obligation to indemnify any indemnitee for Losses incurred by it in connection with Response Actions on properties which are leased by the Company or any of its Subsidiaries shall arise only if and to the extent that Parent or the Surviving Corporation has used commercially reasonable efforts to first seek recovery from the owner of the property, provided that all costs incurred by Parent or the Surviving Corporation related to such efforts to seek recovery shall be promptly reimbursed from the Escrow Amount.

(j)            Without limiting the generality of any of the provisions of this Article IX, except with respect to claims based on fraud, Parent understands and agrees that its right to indemnification under this Article IX (as limited by this Section 9.7) for breach of the representations and warranties contained in Section 3.14 shall constitute its sole and exclusive remedy with respect to any environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of the Company and its Subsidiaries and all of their respective predecessors or Affiliates, including any such matter arising under any Environmental Law.  Aside from such right to indemnification, Parent hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Escrow Amount or Fully-Diluted Stockholders, or any Affiliate thereof, and hereby releases each such Person from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including any matter arising under any Environmental Law).  Except as set forth above, Parent hereby unconditionally agrees to indemnify, defend and hold harmless the Fully-Diluted Stockholders from any and all liability, loss, cost or expense with respect to any such environmental, health, or safety matter (including any matter arising under any Environmental Law).  Any Response Action performed by Parent in connection with an alleged breach of the representations in Section 3.14, as the alleged breach relates to Environmental Claims, Environmental Laws or Hazardous Substances, shall be performed in a Commercially Reasonable Manner.  Parent shall not be entitled to any indemnification hereunder for Losses related to a Response Action that results from physically invasive tests of soil, groundwater or other environmental media allowed by Parent or at Parent’s direction after the Closing Date, unless such tests are (A) required to comply with Environmental Law or the terms of any lease; (B) required by the directive of any Governmental Authority; or (C) required by a judgment rendered in favor of any Person.

(k)           Effective as of the Closing Date, each of Parent and the Surviving Corporation (each a “Releasor”), on behalf of itself and its Affiliates, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Fully-Diluted Stockholders, the Representative, and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Claims”) which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever, arising out of or relating to any circumstance, agreement, activity, action, omission, event or matter occurring or existing, in each case, prior to the date of the Closing (collectively, “Released Claims”); provided, that, notwithstanding the foregoing, the Released Claims shall not include: (i) any claims that are expressly permitted pursuant to this Agreement, the Stockholder Support Agreement or any other Related Agreements, (ii) any indemnification claims by the Parent Indemnified Parties expressly permitted pursuant to this Article IX, (iii) any claims to specifically enforce any covenants or agreements of the Representative or any of the Fully-Diluted Stockholders in this Agreement, the Stockholder Support Agreement or any other Related Agreements, in each case, to the extent such covenant or agreement, by its terms, expressly contemplates performance after the Closing Date, (iv) any claims to enforce the covenants or agreements of any Stockholder (other than a Designated Releasee) under the surviving provisions of any Stockholder Agreements,  (v) any claims with respect to the payment of any adjustment amounts required to be paid in accordance with Section 2.13(f); (vi) any claims based on fraud or resulting from any criminal acts; or (vii) any claims that do not arise solely out of or in relation to such Releasee’s capacity as a stockholder of the Company, other than with respect to the Designated Releasees.  Each Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Released Claim against the Releasees.  For the sake of clarification, none of the Surviving Corporation or its Subsidiaries shall be deemed a Releasee for the purposes of this Section 9.7(k).  In addition, each Releasor specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

Each Releasor understands and acknowledges the significance and consequence of this specific waiver of the provisions of Section 1542.  Each Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Releasor hereby assumes full responsibility for any damages, loss or liability which it may hereunder incur by reason of such waiver.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH FULLY-DILUTED STOCKHOLDER WILL ONLY BE LIABLE SEVERALLY, AND NOT JOINTLY OR JOINTLY AND SEVERALLY, FOR ANY OBLIGATIONS AND RESPONSIBILITIES OF THE FULLY-DILUTED STOCKHOLDERS SET FORTH IN THIS AGREEMENT OR THE RELATED AGREEMENTS.

9.8          Manner of Payment.  The payment of a claim for indemnification pursuant to this Article IX shall be effected by wire transfer of immediately available funds to an account designated by the Representative or Parent, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto; provided, that, to the extent that all or any portion of any indemnification payment to be made to any indemnitee is to be satisfied through the Escrow Amount, the Representative and Parent shall, within three (3) Business Days after the determination of the amount thereof, deliver joint written instructions in accordance with the Escrow Agreement to the Escrow Agent, instructing the Escrow Agent to release the appropriate portion of the Escrow Amount.

ARTICLE X

MISCELLANEOUS

10.1        Amendment.  Prior to the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Parent and the Company.  Following the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Parent, the Surviving Corporation and the Representative. Notwithstanding anything to the contrary contained herein, Sections 8.3, 8.4, 9.4, 10.9, 10.12, 10.13 and 10.15 and this Section 10.1 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections) may not be amended, modified, waived or terminated in a manner that is material and adverse in any respect to the Financing Parties without the prior written consent of the Financing Parties.

10.2        Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by confirmed facsimile, (c) on the next Business Day if sent by an overnight delivery service, or (d) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(i)            If to the Company or the Representative, addressed as follows:

c/o The Jordan Company, L.P.
399 Park Avenue
30th Floor
New York, New York 10022
Attention: Jonathan F. Boucher
Facsimile No.: (212) 755-5263

with a copy to:

Mayer Brown LLP
1675 Broadway
New York, New York 10019
Attention: Philip O. Brandes
Facsimile No.:  (212) 849-5958

(ii)           If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Wesco Aircraft Holdings, Inc.

24911 Avenue Stanford

Valencia, CA 91355

Attention: John Holland

Facsimile No.: (661) 621-6339

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Attention: Alex Voxman

Facsimile No.: (213) 891-8763

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3        Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4        Counterparts.  This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email).  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

10.5        Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and all Exhibits hereto, as the same may be from time to time amended, restated, modified or supplemented, and not to any particular section, subsection, clause or subclause contained in this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement.  Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is solely the result of any action or inaction on the part of the other.  All monetary figures shall be in United States dollars, except where otherwise stated.

10.6        Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

10.7        Binding Agreement.  This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8        Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any party without the prior written consent of the other parties; provided, however, that without the consent of any party, Parent may assign its rights and/or obligations hereunder to (a) one or more direct or indirect subsidiaries of Parent, (b) any lender providing financing (or any agent or collateral trustee for such lender) (including pursuant to the terms thereof to the extent necessary for the purposes of creating a security interest herein or otherwise assigning this Agreement and its rights hereunder as collateral in respect of such financing) or (c) following the Closing, any successor-in-interest to Parent or any third party purchaser of all or substantially all of the assets of the Surviving Corporation; provided that no such assignment will relieve Parent of its obligations under this Agreement.  Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9        Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.  Notwithstanding the foregoing, from and after the Closing, (a) subject to Section 10.18, if the Closing is consummated, the Fully-Diluted Stockholders shall be third party beneficiaries of the provisions of Article II, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) against Parent and the Surviving Corporation for failure to make any of the payments provided for in Article II, (b) the past and present officers and directors of the Company and of its Subsidiaries shall be third party beneficiaries of the provisions of Section 5.10, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof, (c) the Parent Indemnified Parties and the Stockholder Indemnified Parties shall be third party beneficiaries of the applicable provisions of Article IX, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof, (d) the Parent Related Parties and the Financing Parties shall be third party beneficiaries of the provisions of Section 8.4(c), with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof; (e) the Releasees shall be third party beneficiaries of Section 9.7, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof; and (f) the Non-Party Affiliates and the Financing Sources shall be third party beneficiaries of the provisions of Section 9.4, and the Financing Sources shall be third party beneficiaries of the provisions of Sections 10.1, 10.9, 10.12, 10.13, and 10.15; in each case with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof.  In addition to the foregoing, Mayer Brown LLP (including its partners and employees) shall be a third party beneficiary of Sections 5.17 and 10.17, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof.

10.10      Further Assurances.  Upon the reasonable request of Parent or the Representative, each party will on and after the Closing Date execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the Merger, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby.

10.11      Entire Understanding.  The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.  This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

10.12      Jurisdiction of Disputes.  IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN AN UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; AND (G) AGREE THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR

IN TORT OR OTHERWISE, AGAINST THE FINANCING PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENT OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS.  NOTWITHSTANDING THE FOREGOING, IF ANY FEDERAL COURT SHOULD DECIDE THAT IT LACKS JURISDICTION TO HEAR ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION BROUGHT BY THE PARTIES HERETO, THE PARTIES AGREE THAT SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE BROUGHT IN A STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK.

10.13      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY LITIGATION INVOLVING THE FINANCING PARTIES.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14      Disclosure Schedule.  The Disclosure Schedule shall identify exceptions and other matters with respect to the representations and warranties of the Company herein and be arranged in certain specific sections corresponding to the sections of Article III of this Agreement.  The disclosure of any matter in any section of the Disclosure Schedule shall qualify the representations and warranties of the Company in such corresponding section of Article III and shall qualify any other section of Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such section of Article III.  The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any of the Company or any of its Subsidiaries.  In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

10.15      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Notwithstanding the foregoing, the parties intend that the remedies and limitations set forth in this Agreement (including Section 8.4) shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (a) the liability of any party (or the liability of any Financing Party) or any of its stockholders, partners, members, managers, Affiliates, directors, officers, employees, representatives or agents or (b) the obligations hereunder.

10.16      Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.17      Provision Respecting Representation of the Company.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, member, partners, officers, employees and Affiliates, that Mayer Brown LLP may serve as counsel to each and any member of the Seller Group, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Mayer Brown LLP may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries,

and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation.

10.18      Authority and Rights of the Representative; Limitations on Liability.  The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and the Related Agreements.  All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Fully-Diluted Stockholders.  Neither the Representative nor any of its officers, directors, employees, agents, representatives or Affiliates will have any liability to the Company or the Fully-Diluted Stockholders with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its officers, directors, employees, agents, representatives or Affiliates in connection therewith), except with respect to the Representative’s gross negligence or willful misconduct.  The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The foregoing shall in no way limit the rights of the Representative pursuant to the Stockholder Support Agreements.

 [Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HAAS GROUP, INC.

By:	/s/ Thaddeus J. Fortin
Name: Thaddeus J. Fortin
Title: Chief Executive Officer

WESCO AIRCRAFT HOLDINGS, INC.

By:	/s/ Greg Hann
Name: Greg Hann
Title: Executive Vice President and Chief Executive Officer

FLYER ACQUISITION CORP.

By:	/s/ Greg Hann
Name: Greg Hann
Title: Treasurer